UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of Annual Meeting
of Shareholders
to be held December 13, 2016
To the Shareholders of Winnebago Industries, Inc.

The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, December 13, 2016, at 4:00 p.m., Central Standard Time, in Winnebago Industries' South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa, for the following purposes:

1.	to elect one Class III director to serve the remainder of the three year term and to elect one Class II director to hold office for a three-year term;

2.	to provide advisory approval of executive compensation;

3.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending August 26, 2017; and

4.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors of the Company has fixed the close of business on October 10, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

/s/ Scott C. Folkers
Scott C. Folkers
Secretary
Forest City, Iowa
October 19, 2016

Your Vote Is Important
Whether or not you expect to attend the meeting in person, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

WINNEBAGO INDUSTRIES, INC.
605 West Crystal Lake Road - Forest City, Iowa 50436

FORWARD-LOOKING INFORMATION
Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 27, 2016 (the “2016 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held in our South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa on December 13, 2016, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 19, 2016.
Only holders of Common Stock of record at the close of business on October 10, 2016 will be entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting. At such date, we had outstanding 27,189,027 shares of Common Stock, par value $.50 per share (“Common Stock”)

that were eligible to vote. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.
If you have returned your properly signed proxy or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.
If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors, you may vote in favor or against or abstain from the ratification of the appointment of independent registered public accountant, and you may vote in favor or against or abstain from the approval on an advisory basis of the executive compensation disclosed in this Proxy Statement. If you sign and submit your proxy card without voting instructions, your shares will be voted in favor of each director and each other item considered for shareholder approval. If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountant is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under NYSE rules, brokers are also not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, unless they have received voting instructions from their customers, brokers may not vote their customers' shares on any other matters other than ratification of our independent registered public accountant.
Directors must be elected by a plurality of the votes cast at the Meeting. This means that if there is a quorum, the nominee in each class receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee will still be counted for the purposes of establishing a quorum but will have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast. The ratification of the appointment of the independent registered public accountant requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy. Withheld votes and abstentions with respect to this Item will have the same effect as a vote against the matter.
In addition, while the Board of Directors intends to carefully consider the shareholder votes resulting from the proposal under Item (2): Proposal For an Advisory Vote on Executive Compensation (the "Say on Pay" Vote), the final vote of shareholders will not be binding on the Company, but will be advisory in nature.
We are not aware of any matters to be presented at the Annual Meeting other than the election of the two nominees described in this Proxy Statement, the advisory approval of executive compensation, and the ratification of the appointment of independent registered public accountant. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.
Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (www.proxypush.com/wgo), (ii) by calling the toll-free telephone number (1-866-883-3382) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and returning the card to us by 12:00 p.m. Central Standard Time on December 12, 2016.
If a proxy card is executed and returned, it may nevertheless be revoked at any time in accordance with the following instructions. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting in person or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 12, 2016 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in the printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If no instructions are indicated on a proxy that is signed and received by us, it will be voted: (i) for the election of the two nominees for director named below (Item 1), (ii) for the advisory approval of executive compensation (Item 2), (iii) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for Fiscal 2017 (Item 3), and (iv) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS
The following table contains information with respect to the ownership of the Common Stock by each person known to us who is the beneficial owner of more than 5% of the outstanding Common Stock. This information is based on ownership reported as of December 31, 2015 according to SEC filings of the listed beneficial owner unless more recent information was appropriate to be used.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially		% of Common Stock(1)
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,041,377	(2)	11.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,724,023	(3)	10.1%
Invesco Ltd. 1555 Peachtree Street NE Suite 1800 Atlanta, GA 30309	2,420,556	(4)	9.0%
Cooke & Bieler LP 1700 Market Street Suite 3222 Philadelphia, PA 19103	2,075,450	(5)	7.7%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	1,798,750	(6)	6.7%

(1)	Based on 26,901,146 outstanding shares of Common Stock on October 10, 2016.

(2)	The number of shares listed for Royce & Associates is based on a Schedule 13G/A filed with the SEC on January 28, 2016.

(3)	The number of shares listed for BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on September 9, 2016.

(4)	The number of shares listed for Invesco Ltd is based on a Schedule 13G filed with the SEC on February 12, 2016.

(5)	The number of shares listed for Cooke & Bieler LP is based on a Schedule 13G/A filed with the SEC on February 10, 2016.

(6)	The number of shares listed for Franklin Resources, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2016.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock, as defined in Rule 13(d)(3) under the Exchange Act, at October 10, 2016 for (i) each of our directors, (ii) each executive officer of the Company as of the end of Fiscal 2016 named in the summary compensation table below, (iii) all executive officers and directors as a group.

Name	Shares of Common Stock Owned Beneficially(1)(2)	Exercisable Stock Options	Winnebago Stock Units(2)	Total Shares of Common Stock Owned Beneficially(1)	% of Common Stock(3)
Christopher J. Braun (4)	—	—	—	—	(5)
Robert M. Chiusano	19,960	—	22,412	42,372	(5)
Jerry N. Currie	21,000	—	—	21,000	(5)
S. Scott Degnan	33,860	—	—	33,860	(5)
Lawrence A. Erickson	18,000	—	32,613	50,613	(5)
William C. Fisher	6,000	—	3,427	9,427	(5)
Scott C. Folkers	33,717	—	—	33,717	(5)
Michael J. Happe	10,000	—	—	10,000	(5)
Daryl W. Krieger	40,981	—	—	40,981	(5)
David W. Miles (4)	—	—	—	—	(5)
Sarah N. Nielsen	53,830	—	—	53,830	(5)
Martha T. Rodamaker	11,500	—	8,449	19,949	(5)
Mark T. Schroepfer	29,500	—	2,549	32,049	(5)
Directors and executive officers as a group (17 persons)	341,215	—	69,450	410,665	1.5%

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.

(2)
Winnebago Stock Units held under our Directors' Deferred Compensation Plan as of October 10, 2016 (see further discussion of the plan in the Director Compensation section). These units are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a "change in control" of the Company, as defined in the plan.

(3)
Based on 26,901,146 outstanding shares of Common Stock on October 10, 2016, together with 0 shares that directors and executive officers as a group have the right to acquire within 60 days of October 10, 2016 through the exercise of stock options, and shares representing the 69,450 Winnebago Stock Units held by directors under our Directors' Deferred Compensation Plan as of October 10, 2016.

(4)	Mr. Braun and Mr. Miles joined the Board in December 2015.

(5)	Less than 1%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, we believe that, during Fiscal 2016, all Reporting Persons complied with all applicable filing requirements.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure. Our By-Laws and Corporate Governance Policy delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Board Chair and Chief Executive Officer ("CEO"). This decision is based upon the Board's determination of what is in the best interests of Winnebago Industries and our shareholders, in light of then‑current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.

Randy Potts, our former Chair, CEO, and President, retired effective August 6, 2015. At that time, Lawrence A. Erickson, then Lead Director, was elected as the Chair. At the October 14, 2015, Board meeting, the Board determined that, in their judgment, the Chair and CEO role should be split, with the Chair being one of the independent directors and the CEO being a non-independent, employee director. The Board determined that this was the proper corporate governance practice for us at the time.

Following Mr. Potts' retirement, Robert J. Olson, former Chair and CEO who had retired from the Company's Board in December 2014, returned and was named the interim CEO. He served as such from August 6, 2015 until September 24, 2015. On September 25, 2015, the Board elected Mr. Erickson to fill the role of interim CEO for no employment compensation until a permanent CEO, Mr. Happe, was appointed President and CEO on January 18, 2016. On June 14, 2016, Mr. Erickson stepped down as the Chair of the Board, while remaining a director. The Board elected Mr. Chiusano to succeed him as Chair.

The Board has concluded that at this time the Company should have an independent Chair. The Board concluded that this structure provides us with a strong governance and leadership structure that is designed to exercise independent oversight of our management ("Management") and key issues related to strategy and risk. In addition, only independent Directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee of the Board, Non-Employee Directors regularly hold executive sessions of the Board outside the presence of the CEO or any other employee under the Corporate Governance Policy that requires the Board's independent Directors to hold executive sessions at least once each year; such executive sessions are led by the Chair; and we have established a Shareholder and Other Interested Party Communications Policy for all shareholders and other interested parties to communicate directly with the Board.

The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Lead Director. At this time the Board has determined that the Chair be independent. However, the Board may in the future determine that the CEO could serve as Chair. If that were to occur, according to the Company's Corporate Governance

Policy, when the Chair of the Board is also the CEO or an employee of the Company, the Non-Employee Directors shall select an independent director to preside or lead at each executive session (the “Lead Director”). The Company's Corporate Governance Policy sets forth the authority, duties and responsibilities of the Board of Directors' Lead Director as follows: convene and chair meetings of the Non-Employee Directors in executive session at each Board meeting; convene and chair meetings of the independent directors in executive session no less than once each year; preside at all meetings of the Board at which the Chair and CEO is not present, including executive sessions of the non-management directors and independent directors; solicit the Non-Employee Directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chair and CEO and the Non-Employee Directors; collaborate with the Chair and CEO in developing the agenda for meetings of the Board and approve such agendas; consult with the Chair and CEO on information that is sent to the Board; collaborate with the Chair and the Chairs of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company's By-Laws or the Board.

Required Committees of the Board. The Board has established standing Audit, Human Resources, and Nominating and Governance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter.

Committees of the Board
	Audit	Human Resources	Nominating and Governance
Christopher J. Braun (1)	X
Robert M. Chiusano (Chair) (1)(2)		X
Jerry N. Currie (1)			X
Lawrence A. Erickson (3)	X	X
William C. Fisher (1)		Chair
David W. Miles (1)	X		X
Martha T. Rodamaker (1)		X	Chair
Mark T. Schroepfer (1)(3)	Chair
Number of meetings in Fiscal 2016	4	4	4
Conducted a self-assessment of its performance (4)	X	X	X

(1)	Determined to be "independent" under listing standards of the NYSE and our Director Nomination Policy (defined below).

(2)
As of September 25, 2015, Mr. Erickson became the interim CEO and was no longer considered independent and, therefore, did not serve on any of these mandatory committees. Upon Mr. Happe becoming President and CEO, Mr. Erickson resumed his role on the Human Resources Committee at the March and June meetings.

(3)	Designated as an "audit committee financial expert" for purposes of Item 407, Regulation S-K under the Securities Act of 1933, as amended.

(4)	For no compensation other than Board fees compensation

The principal responsibilities of each of these committees are described below.

Audit Committee. Each year, the committee appoints the independent registered public accountant to examine our financial statements. It reviews with representatives of the independent registered public accountant the auditing arrangements and scope of the independent registered public accountant's examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountant regarding internal controls. Others in regular attendance for part of the Audit Committee meeting typically include: the Board Chair; the CEO; the CFO; the Vice President, General Counsel and Secretary; and the Treasurer/Director of Finance. The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountant or members of our Management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. The Audit Committee annually reviews its written charter and recommends to the Board such changes as it deems necessary. Reference is also made to the “Report of the Audit Committee” herein.

Human Resources Committee. The Human Resources Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving any executive employment agreements, severance agreements, and change in control agreements; (5) from time to time, reviewing the list of peer group companies to which we compare ourself for compensation purposes; (6) reviewing and approving Board retainer fees, attendance fees, and other compensation, if any, to be paid to Non-Employee Directors; (7) reviewing and discussing with Management the Compensation Discussion and Analysis section and certain other disclosures including those relating to compensation advisors, compensation risk and say on pay, as applicable for our Form 10-K and proxy statement; and (8) preparing an annual report on executive compensation for our Form 10-K and proxy statement.

Role of Executive Officers — In Fiscal 2016, the Human Resources Committee delegated authority to designated members of Management to approve employment compensation packages for certain employees, not including the Named Executive Officers (NEOs) (as defined below), under certain circumstances. During Fiscal 2016, Mr. Happe as CEO, recommended to the committee proposals for base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for select NEOs for Fiscal 2016. The committee separately considers, discusses, modifies as appropriate, and takes action on such proposals and the compensation of the CEO and other NEOs. See “Compensation Discussion and Analysis-Role of Executive Officers in Compensation Decisions” below for further detail.

Role of Compensation Consultants — The Human Resources Committee has periodically utilized an outside compensation consultant for matters relating to executive compensation. In Fiscal 2015, the committee retained a compensation consultant, Willis Towers Watson, to conduct a new study on executive compensation that was reviewed by the committee in June 2015. As described in "Compensation Discussion and Analysis - Competitive Benchmarking" below, compensation decisions made during Fiscal 2015 relied in part upon the 2015 Willis Towers Watson study. In addition, in late Fiscal 2016, the committee retained Willis Towers Watson to conduct a study on the Annual and Long Term Incentive plans.

Nominating and Governance Committee. The Nominating and Governance Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties will be able to communicate with members of the Board; (4) developing and recommending to the Board a Corporate Governance Policy applicable to the Company; and (5) reviewing and approving Related Person Transactions (as defined below). The committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. The Nominating and Governance Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with our Director Nomination Policy, as discussed below. See also "Fiscal Year 2017 Shareholder Proposals" and Appendix A "Director Nomination Policy" below for a summary of the procedures that shareholders must follow to nominate a director.

Finance Committee. At the June 15, 2016, Board meeting the need for a Finance Committee to address the use of capital by the Company was discussed. Following an exploration process headed by David Miles and Don Heidemann, along with drafting a proposed charter for the Finance Committee, the Board took action and the Finance Committee was formed and the first meeting was held October 11, 2016. The Finance Committee's charter, which is available for review on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com, establishes the scope of the committee's duties to include: recommending to the Board financial policies, goals, and budgets that support the financial health, strategic goals, mission, and values of the Company, including the long-range financial plan of the Company, and annual capital budgets; evaluating major capital expenditures and financial transactions. The Finance Committee will have oversight in the following specific areas: strategic transactions, capitalization and debt and equity offerings, capital expenditure plans, delegated authority limits for capital expenditures, financial review of business plans, rating agencies and investor relations, dividends, share repurchase authorizations, investment policy, employee benefit plans, tax strategies, and financial risk management.

Business Development Advisory Committee. The Business Development and Advisory Committee was a non-mandatory committee and after not meeting during the 2016 fiscal year and following the hiring of Ashis Bhattacharya as the Vice President of Strategic Planning and Development, it was felt the role of the committee was no longer needed and it was dissolved at the June Board meeting.

Our Board of Directors held five meetings during Fiscal 2016. Actions taken by any committee of the Board are reported generally to the Board of Directors at its next meeting. During Fiscal 2016, all of the directors attended more than 75% of the aggregate of Board of Directors' meetings and meetings of committees of the Board on which they served. Our Corporate Governance Policy, discussed below, encourages, but does not require, Board members to attend the Annual Meeting. At the last Annual Meeting, all of the then-current directors were in attendance.

Executive Sessions of Non-Employee Directors — Independent Directors meet privately in executive sessions to consider such matters as they deem appropriate, without Management being present, as a routinely scheduled agenda item for every Board meeting and at least once a year. pursuant to the requirements of the NYSE. During Fiscal 2016, all Non-Employee Directors were independent, except Mr. Erickson as noted above.

The Board has adopted the Corporate Governance Policy which incorporates the corporate governance principles by which we operate. The Nominating and Governance Committee annually reviews the Corporate Governance Policy and recommends any changes to the Board. A copy of our Corporate Governance Policy is available on the Investor Relations section of our Web Site at http://www.winnebagoind.com.

Nominations of Directors Policy. The Nominating and Governance Committee has adopted a Director Nomination Policy (attached as Appendix A to this Proxy Statement) (the "Director Nomination Policy") to assist it in fulfilling its duties and responsibilities in consideration of director nominations.

Briefly, the Nominating and Governance Committee will consider as a candidate any director who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 72 years prior to the date of re-election to the Board, as well as any other person who is recommended by any shareholder who provides the required information and certifications within the specified time requirements, as set forth in the Director Nomination Policy. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, candidates also will be assessed in the context of the then‑current composition of the Board, the operating requirements of the Company and the long‑term interests of all shareholders. In conducting this assessment, the Nominating and Governance Committee will consider diversity (including, but not limited to, age, experience and skills) and such other factors as it deems appropriate given the then‑current and anticipated future needs of the Board and the Company in order to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process, without regard to race, religion, gender, national origin or other protected category, and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors. The Nominating and Governance Committee considers and assesses the implementation and effectiveness of this process in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best further the Company's long-term business interests. Audit, Human Resources, and Nominating and Governance Committees all perform annual self-assessments of their effectiveness.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board and Audit Committee to meet the criteria as an "audit committee financial expert" as defined by SEC rules.

Policy and Procedures With Respect to Related Person Transactions. The Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures, which provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Governance Committee has delegated authority to act between committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than:

(1)	competitively bid or regulated public utility services transactions,

(2)	transactions involving trustee type services,

(3)	transactions in which the Related Person's interest arises solely from ownership of our equity securities and all equity security holders received the same benefit on a pro rata basis,

(4)	an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if:

(i)	the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules; or

(ii)
the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC's executive and director compensation proxy statement disclosure rules as compensation earned for services if the executive officer was a NEO, as that term is defined in the SEC's executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors, or

(5)	if the compensation of or transaction with a director is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer, (2) 5% or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10% or greater beneficial interest.

The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chair of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.

The policy recognizes that certain Related Person Transactions are in our and our shareholders' best interests. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:

•	Certain transactions with other companies. Any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares or other equity securities, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by Winnebago Industries or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and our policies.

The policy provides for the annual pre-approval by the Nominating and Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. During Fiscal 2016, there were no Related Person Transactions to disclose.

Corporate Governance Policies and Codes of Conduct. The Board of Directors has adopted a Corporate Governance Policy, a Director Nomination Policy, a Shareholder and Other Interested Party Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Governance Committee.

The Board of Directors also has adopted a Code of Ethics applicable to all of our directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers (including the CFO and the Treasurer/Director of Finance). These policies, charters, codes and other items relating to our governance are available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on our Web Site is not incorporated into this Proxy Statement or other securities filings.

Director Independence. Under our Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under our Director Nomination Policy and applicable NYSE rules, respectively. The Board must determine, based on a review of all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered a variety of relevant facts and circumstances, including a review of all transactions and relationships between each director and director nominee or any member of his immediate family and the Company and its subsidiaries and affiliates known to the Company. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed or exist that were inconsistent with a determination that the director or nominee is independent. As a result of this review, the Board, at its meeting in October 2016, affirmatively determined that Mr. Braun (Class I director), Mr. Chiusano (Class II director), Mr. Currie (Class II director), Mr. Erickson (Class II director), Mr. Miles (Class I director), Ms. Rodamaker (Class I director), Mr. Fisher (Class III director) and Mr. Schroepfer (Class III director), are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and our Director Nomination Policy and that each independent director and nominee has no material relationship with Winnebago Industries. As a result of this review, the Board determined that a majority of directors are independent. The Board determined that Mr. Erickson was not independent when he served as Interim CEO, although he received no compensation for such service.
As a result, all members of the Audit Committee, Human Resources Committee and Nominating and Governance Committee are independent under these standards.

Mr. Happe (Class III director) is not independent because of his employment as CEO and President of the Company.

Shareholder and Other Interested Party Communications with Directors. The Nominating and Governance Committee has adopted a policy for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties who desire to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436; or e-mail: sfolkers@wgo.net. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-Management directors as an interested party, the nature of the person's interest in Winnebago Industries; (iii) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-Management members of the Board, and if they are relevant to, and consistent with, our operations and policies that are approved by all non-Management members of the Board, they will be forwarded to the Board Chair or applicable Board member or members as expeditiously as reasonably practicable.

Risk Management Oversight Process. We face a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.  Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through three of the standing committees of the Board: the Audit Committee, the Human Resources Committee, and the Nominating and Governance Committee. These standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.  The Board and these committees receive information used in fulfilling their oversight responsibilities through our executive officers and other advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

DIRECTOR COMPENSATION
In Fiscal 2015, the Human Resources Committee engaged an outside compensation consultant, Willis Towers Watson, to conduct an updated analysis of the total compensation paid to the Board of Directors (hereinafter, the "2015 Compensation Analysis"). The Consultant was retained by the Committee and has not performed any services for Management. The Committee engaged the Consultant to perform the 2015 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2013 (the "2013 Compensation Analysis"). The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees.
Employee directors receive no additional compensation for serving on the Board or its committees. Each of our Non-Employee Directors receives an annual retainer of $50,000, payable monthly, plus reimbursement of expenses incurred in attending Board and committee meetings. The Chairman of the Board receives an additional $40,000 per year, the Audit

Committee Chair receives an additional annual retainer of $10,000, payable monthly, due to the Audit Chair's additional responsibilities. The Chairs of the other Board committees also receive an annual retainer of $5,000, payable monthly.

While Mr. Erickson served as Board Chair and Interim CEO, he received no additional compensation over and above his compensation as a director and Chair of the Board.

DIRECTOR COMPENSATION TABLE

During Fiscal 2016 there were no awards of options, stock appreciation rights, or changes in pension value or non-qualified deferred compensation earnings awarded to directors. The Company awarded a restricted stock grant of 6,000 shares on October 13, 2015 to each Non-Employee Director that was on the board at that time. No other stock grants were awarded to directors during Fiscal 2016.

The following table sets forth the total compensation paid to each Non-Employee Director for Fiscal 2016, other than reimbursement for travel expenses:

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Irvin E. Aal	$16,168	$119,100	$—	$135,268
Christopher J. Braun	35,484	—	—	35,484
Robert M. Chiusano	63,853	119,100	—	182,953
Jerry N. Currie	49,000	119,100	—	168,100
Lawrence A. Erickson	83,172	119,100	—	202,272
William C. Fisher	53,533	119,100	—	172,633
David W. Miles	35,484	—	—	35,484
Martha T. Rodamaker	53,533	119,100	—	172,633
Mark T. Schroepfer	59,000	119,100	—	178,100

(1)	Our directors may elect to receive fees in cash or may defer their fees into the Directors' Deferred Compensation Plan.

(2)	These awards are valued at $19.85 per share, the closing price on October 13, 2015, the date of the restricted stock grant.

(3)	None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more.

NON-EMPLOYEE DIRECTOR HOLDINGS AS OF OCTOBER 10, 2016
As of October 10, 2016, the aggregate number of stock awards, stock purchased, stock option awards and Winnebago Stock Units held by each Non-Employee Director is shown in the Voting Securities and Principal Holders section on page 3.

DIRECTOR OWNERSHIP GUIDELINES

Our Corporate Governance Policy states that Non-Employee Directors have guidelines encouraging ownership of Common Stock, Stock Units or other equity equivalents equal in value to 400% of their annual retainer of $50,000, and that they attain this level of stock ownership within five years of becoming a director. Based on the holdings noted above, all Non-Employee Directors have met this goal, or are on track to meet this goal, within the prescribed five-year time frame.

DIRECTORS' DEFFERRED COMPENSATION PLAN

Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors' Deferred Compensation Plan (as amended, the “Directors' Deferred Compensation Plan”). The purpose of the Directors' Deferred Compensation Plan is to enable Non-Employee Directors (the “Participants”) to receive compensation for board service (the “Deferred Compensation”) in a form other than as direct payments and to defer taxes on such compensation. A Participant may elect to apply either 50% or 100% of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant's election to such Participant's account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant's Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant's election to such Participant's account established by the Company. The Common Stock utilized for purposes of the Directors' Deferred Compensation Plan will be our treasury shares and like all Common Stock, generally, will accrue dividends, if any, paid by us on our Common Stock. Winnebago Stock Units will be recorded in such Participant's account on the basis of the closing price of our Common Stock on the NYSE on the date upon which the account is credited. Prior to July 1, 2013, any Participant who elected to defer compensation in the form of Winnebago Stock Units received a matching contribution from the Company equal to 25% of the Deferred Compensation so invested, which was credited to the Participant's account and invested in Winnebago Stock Units. On March 20, 2013, the Board of Directors amended the Directors' Deferred Compensation Plan effective July 1, 2013 to remove the Company's matching contribution. All other material aspects of the Directors' Deferred Compensation Plan remain in place.

Prior to removal of the matching contribution provision, the matching contribution to a Participant's Winnebago Stock Unit account vested on a graduated basis at the rate of 33-1/3% for each complete 12-month period of service as a director following the effective date of the Directors' Deferred Compensation Plan. Notwithstanding the above, the Participant's Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a director. Under the Directors' Deferred Compensation Plan, participants are restricted from selling the Common Stock underlying the Winnebago Stock Units until the date the participant retires from the Board of Directors. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director. The Winnebago Stock Units credited to Participant's accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders.” The directors, however, do not have any rights to vote or dispose of any shares of Common Stock underlying the stock units until their service as director ends.
In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Directors' Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in a Participant's Winnebago Stock Unit account, such adjustments will be made by the Directors' Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.
In the event of a “change of control" of the Company, as defined in the Directors' Deferred Compensation Plan, a Participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant's receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.
The Winnebago Industries, Inc. 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the "2014 Plan") provides that Non-Employee Directors may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the 2014 Plan (collectively, “Director Awards”) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-Employee Director pursuant to this plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than ten years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the 2014 Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year. Other than the 6,000 share restricted stock grant described above, no non-employee director received any other Director Awards in Fiscal 2016.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, each consisting of one-third of the total number of the members of the Board of Directors. Our bylaws provide that our Board is comprised of between three and fifteen directors. The Board set the number of directors at nine. The number of directors was increased from 8 to 9 at the June 17, 2015 Board Meeting and the number of Class I directors was increased to three. Directors are elected for a term of three years. At the Annual Meeting, the term of office of the Class II directors (Messrs. Chiusano, Currie, and Erickson) will expire. Mr. Erickson and Mr. Currie announced their intention to retire and not seek re-election at the June 2016 Board meeting. Mr. Chiusano will be nominated as a Class II director. There are two vacancies for the Class II seats. The Nominating and Governance Committee is actively seeking candidates. The open Class II seats will be filled once suitable replacements are identified and qualified. The Class II directors will be elected to serve in that class until the annual meeting following our Fiscal Year 2019 or until their respective successors are elected. Mr. Happe was appointed as a Class III director in January 2016 and is being nominated to serve the rest of that term which will expire in December of 2017. The terms of office of the Class III and Class I directors will expire at the annual meetings following our Fiscal Years 2017 and 2018, respectively.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Class I Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2018:

Christopher J. Braun, 56, a self-employed management consultant, has been a director since 2015. Mr. Braun has over 30 years of leadership experience encompassing manufacturing, finance and sales. He founded Teton Buildings in 2008 and held the position of CEO through 2013. His previous experience includes CEO of Teton Homes, Executive Vice President - RV Group at Fleetwood Enterprises and various senior management positions within PACCAR Corporation, manufacturer of Kenworth and Peterbilt trucks. Based upon Mr. Braun's experience in the RV industry and his financial knowledge, the Board concluded that Mr. Braun should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

David W. Miles, 59, a financial adviser, entrepreneur and investor, has been a director since 2015. Mr. Miles is chairman and principal owner of Miles Capital, Inc., a registered investment advisory firm with $4.3 billion in client assets under management, co-founder and Managing Principal of the venture capital firm ManchesterStory Group, LLC, and founder and Manager of The Miles Group, LLC, a firm focused on direct and indirect private equity investments. He is also president and director of the Miles Funds, Inc., and a director of Northwest Financial Corporation. He received his J.D. from Harvard Law School, a Master of Public Policy from Harvard’s Kennedy School of Government, and his B.A. from Drake University. Based upon Mr. Miles' financial and leadership experience, the Board concluded that Mr. Miles should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Martha (Marti) Tomson Rodamaker, age 54, has served as a director since 2012. Ms. Rodamaker has been the president, CEO, and a board member of First Citizens National Bank in Mason City, Iowa since 1997, and has been with First Citizens since 1992. Prior to that she worked five years as a commercial banker and internal auditor at Norwest Bank in Minneapolis. Her education includes a Bachelor of Arts degree in economics from the University of Northern Iowa and a MBA in finance from the University of St. Thomas in St. Paul, Minnesota. She has an extensive history of working with companies in northern Iowa and through her education and years of experience offers a broad base of knowledge about all facets of business. Based upon Ms. Rodamaker's financial experience and leadership experience, the Board concluded that Ms. Rodamaker should continue to serve as a non-employee director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Nominee for Class II Director to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2019:

Robert M. Chiusano, 65, has been a director since 2008. Mr. Chiusano is currently a principal in RMC Consulting, a company focused on leadership development and operational excellence. Additionally, Mr. Chiusano is a former Executive Vice President and Special Assistant to the CEO and a former Executive Vice President and Chief Operating Officer - Commercial Systems of Rockwell Collins, Inc. Based primarily upon Mr. Chiusano's extensive knowledge of strategic and organizational planning and acquisition management, his leadership experience as a former Executive Vice President at a communications and aviation electronics manufacturer, his tenure and contributions as a current Board and Board committee member, as well as his contributions as a community director to the University of Iowa Engineering Advisory Board and Coe College Board of Trustees, the Board concluded that Mr. Chiusano should be nominated to serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Nominee for Class III Director to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2017:

Michael J. Happe, 45, joined Winnebago on January 18, 2016, as the President, CEO and a director. He previously worked at the Toro Company (NYSE: TTC) headquartered in Bloomington, Minnesota, where he most recently served as an Executive Officer and Group Vice President of Toro’s Residential and Contractor businesses. A 19-year veteran of Toro, he held a series of senior leadership positions throughout his career across a variety of the company’s domestic and international divisions. Mr. Happe received his Master's degree in Business Administration from the University of Minnesota and a Bachelor of Science degree from the University of Kansas. Based upon Mr. Happe's business acumen, extensive experience at Toro and his exemplary service to the Company since joining in January 2016, the Board concluded that Mr. Happe should be nominated to serve as a Class III director for the remainder of the term at the time this Proxy Statement is filed with the SEC.

Class III Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2017:

William C. Fisher, 62, a retired business executive, has been a director since March 2015. Mr. Fisher was the Vice President and Chief Information Officer of Polaris Industries, Inc. from November 2007 until his retirement on December 31, 2014. During his tenure at Polaris he also served as the General Manager of Service overseeing all technical, dealer, and consumer service operations. Prior to joining Polaris, Mr. Fisher was employed by MTS Systems for 15 years in various positions in information services, software engineering, control product development, and general management. Before that time, Mr. Fisher worked as a civil engineer for Anderson-Nichols and he later joined Autocon Industries, where he developed process control software. Based upon Mr. Fisher's experience with information systems and his familiarity with highly discretionary consumer products, the Board concluded that Mr. Fisher should continue to serve as a director at the time this Proxy Statement is filed with the SEC.

Mark T. Schroepfer, 69, a retired business executive, has been a director since 2011. Mr. Schroepfer is retired, but serves as an adjunct professor at the University of St. Thomas in St. Paul, MN. He previously served as President, CEO, and Chairman of Lincoln Industrial Corp, a world leading designer and supplier of highly engineered lubrication systems from 1996 to 2005. From 1987 to 1995, Mr. Schroepfer served as Pentair Inc.'s Vice President of Finance and MIS, Corporate Controller, and President of Penwald Insurance Company. Based upon Mr. Schroepfer's significant skills and experience in mergers and acquisitions, strategic planning, manufacturing and financial operations and his leadership experience, the Board concluded that Mr. Schroepfer should continue to serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC. Due to Mr. Schroepfer's relevant experience in finance, accounting and auditing, the Board determined that he is an audit committee financial expert.

All of the non-employee directors described above have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

The Nominating and Governance Committee recommended, and the Board approved, the nomination of Mr. Happe as a Class III director and Mr. Chiusano as a Class II director.

Discretionary authority is solicited to vote for the election of a substitute for any of the Class III or Class II director nominees (Mr. Happe or Mr. Chiusano respectively) who, for any reason currently unknown, cannot be a candidate for election. The shares represented by proxy will be voted for the election as directors of the Class III or Class II directors named above if no direction is made otherwise. Please refer to “Voting Securities and Principal Holders” herein with respect to beneficial ownership of our Common Stock for each of our directors and nominees for director.

EXECUTIVE COMPENSATION

Overview

Our success has been and will continue to be dependent on, among other things, our ability to attract, retain, motivate and reward the best talent available to us, including the employees identified in this Proxy Statement. The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives.

Overall, we normally compensate our executive officers with base salary, annual incentive awards and long-term incentives. For our executives as a group, we generally emphasize a conservative base salary compensation. We alternatively provide the potential for a greater incentive compensation component of total executive compensation. Annual and long-term operational and strategic goals identified by Management and approved by the Human Resources Committee of the Board of Directors (the “Committee”) are the foundation for the performance measurements used to determine annual and long-term incentive payouts to our executive officers.

Fiscal 2016 in Brief
The Company's compensation program, designed to reward performance, led to the following actions and actual compensation being earned due to the Company's performance in Fiscal 2016 and in the three-year period 2014-2016:

•
Fiscal 2016 annual incentive awards were earned and 1/3 of those awards were required to be paid in stock awards with a one-year holding period which were granted subsequent to Fiscal 2016 per the terms of this plan.

•	Fiscal 2014-2016 Long-Term Incentive Plan incentive awards were earned, thus stock awards subject to a one year holding period were granted subsequent to Fiscal 2016 per the terms of this plan.

•	Time-based restricted stock awards were also granted to executive officers during Fiscal 2016 as described below (see "Long-Term Incentives" below) vesting over a three year period.

In light of the philosophy and objectives of our executive compensation program described below, we believe that the basic elements of compensation offered to our executives were appropriate for Fiscal 2016.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our NEOs. The following individuals are our NEOs for Fiscal 2016:

•	Michael J. Happe, CEO and President

•	Robert J. Olson, Interim CEO

•	Lawrence A. Erickson, Interim CEO

•	Sarah N. Nielsen, Vice President, CFO

•	S. Scott Degnan, Vice President, Sales and Product Management

•	Scott C. Folkers, Vice President, General Counsel and Secretary

•	Daryl W. Krieger, Vice President, Manufacturing

On August 6, 2015, the Company announced the appointment of former Chair and Chief Executive Officer, Robert Olson, age 64, to serve as interim CEO while the Board conducted a search for the Company’s next CEO. The Company’s lead director, Larry Erickson, was elected Chairman of the Board.

Both the Human Resources Committee and the Board of Directors approved the compensation to Mr. Olson under the respective agreement as described in next section.

Under the terms of the employment agreement, Mr. Olson was engaged as the Company’s interim CEO reporting to the Company’s Board of Directors on August 6, 2015. He received pro rata compensation based on annual base compensation of $492,385, payable according to the Company’s regular payroll practices including withholding and other applicable deductions. Mr. Olson was eligible to participate in all applicable employee benefit plans of the Company under the terms and conditions of such benefit plans, except he was not eligible to participate in the Company’s annual or long term incentive compensation programs for 2015 and 2016. The Company agreed to reimburse Mr. Olson for reasonable and necessary out-of-pocket expenses. His employment under the Employment Agreement continued until either party gave fifteen days’ notice of termination; Mr. Olson did provide notice on September 10, 2015 that his last day of employment was September 24, 2015. He was not eligible to receive any severance or other benefits as a result of such separation. Mr. Olson received a total of $68,176 in compensation from August 6, 2015 to September 24, 2015.
While the Company continued to search for a new CEO, then Chairman of the Board Larry Erickson was elected interim CEO of the Company on September 25, 2015. He continued in his role as Chairman of the Board and did not receive any compensation for his role as Interim CEO.

On December 21, 2015, the Company announced that Michael J. Happe was appointed as the President and CEO of the Company, in addition to being named to the Board of Directors. Mr. Happe joined us on January 18, 2016. Mr. Erickson stepped down as interim CEO effective upon Mr. Happe's start date.

Both the Human Resources Committee and the Board of Directors approved the compensation to Mr. Happe under the respective agreement as described in next section.

Employment Agreement. Effective January 18, 2016, Mr. Happe entered into an employment agreement with the Company which provided a compensation package that included a base salary of $550,000, a signing bonus of $330,000 that was paid within 30 days of commencing employment, stock grant on his start date of 10,000 shares with 1/3 vesting each year over three years, stock option grant on his start date of 10,000 shares with 1/3 vesting each year over three years, and participation in annual and long term incentive compensation plans. During his first year, his annual incentive bonus was targeted at 100% of base salary paid in Fiscal 2016 with a maximum of 200%. His long term incentive bonus was targeted at 100% of base salary paid in Fiscal 2016 and a maximum of 150%. He was also eligible for other benefits normally afforded to other executives.

If Mr. Happe is terminated without "cause" or terminates employment with he Company for "good reason," as such terms are customarily defined in the Employment Agreement,

Mr. Happe is entitled to severance pay of his base salary for 12 months, health insurance for 12 months, accrued but unused vacation pay and an annual incentive bonus computed at target. Mr. Happe also agreed to one-year non-competition and non-solicitation covenants following termination of employment.

The Human Resources Committee. The Committee is responsible for discharging the Board's responsibilities relating to the compensation of the NEOs, for approving and evaluating all compensation of NEOs, including salaries, bonuses, compensation plans and policies, and other incentive programs. The Committee members are all "independent" in accordance with the New York Stock Exchange rules and the Company's Director Nomination Policy. The Committee acts pursuant to a charter that has been approved by our Board. Committee meetings are held regularly throughout the year, with four meetings typically held per fiscal year. The Committee meetings, in most instances, occur prior to regularly scheduled Board meetings, with telephonic meetings occurring as necessary. Other members of our Board of Directors are sometimes invited to attend the Committee meetings. In addition, others in regular attendance at the Committee meeting typically include the Chair and CEO and the Vice President, Administration.
Compensation Philosophy. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives' interests with those of the shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peers (as defined below). Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
Compensation Objectives. The Committee has worked with Management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of Management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives critical to our success.
These objectives emphasize pay for performance by providing an incentive opportunity for performance that meets or exceeds company objectives.

Competitive Benchmarking. In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held companies. In Fiscal 2015, the Committee engaged an outside compensation consultant, Willis Towers Watson, to conduct an updated analysis of the total compensation paid to our key executives, compared to companies of two comparative groups with which we may compete for talent (hereinafter, the "2015 Compensation Analysis"). Willis Towers Watson was retained by the Committee and has not performed any services for Management. The Committee engaged Willis Towers Watson to perform the 2015 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2013 (the "2013 Compensation Analysis"). The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees.

Willis Towers Watson maintains a proprietary executive compensation database that contains information on the various compensation elements of over 800 publicly traded and privately held companies across several industries (the "General Consultant Database").
In connection with the 2015 Compensation Analysis, the Committee reviewed compensation information contained in the General Consultant Database.

The Committee and Willis Towers Watson also considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as ours, information for which may or may not have been made part of the General Consultant Database (the "Proxy Industry Group"):

Accuride Corp.	Johnson Outdoors
Alamo Group Inc.	Polaris Industries
American Railcar Industries, Inc.	Shiloh Industries, Inc.
Arctic Cat Inc.	Spartan Motors, Inc.
Columbus McKinnon Corp.	Standard Motor Products Inc.
Drew Industries, Inc.	Standex International Corp.
Federal Signal Corp.	Stoneridge Inc.
Flexsteel Industries, Inc.	Tecumseh Products Company
Freightcar America, Inc.	Tennant Company
Gentherm, Inc.	Thor Industries Inc.
Graco, Inc.	Wabash National Corp.

The Committee reviewed and considered changes to the comparable groups used in prior Compensation Analyses. While the Committee desires to maintain relatively consistent peer groups over time, the Committee adds and removes companies from the peer group for each Analysis.

Factors used in selecting companies in each of the Consultant Industry Group and the Proxy Industry Group, included:

•	the company's focus on manufacturing;

•	revenue and market capitalization size in comparison with ours; and

•	participation in automotive, transportation, recreational or lifestyle industries.

As part of the 2015 Compensation Analysis, the Committee and Willis Towers Watson compared data from each of the General Consultant Database and Proxy Industry Group

(together, the "Market Data") and utilized, among other information, observations relating to data pertaining to specific job categories and responsibilities. Market Data were adjusted according to these observations and regressed to our revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

The Committee utilized benchmark information derived from the updated Fiscal 2016 Consultant Industry Group and the Proxy Industry Group as a basis for decisions to be made for base salary adjustments and for any adjustments relating to increased responsibility and promotion, and for future annual and long-term incentive awards.

In late Fiscal 2016, the committee retained Willis Towers Watson to review and benchmark the Annual and Long Term Incentive plans. Coming out of this review, the following two changes will be made to the Fiscal 2017 plans. The Annual Incentive Plan will be paid out entirely in cash and the awards under the Long Term Incentive Plan will be based on the number of performance shares that will be established at the beginning of the performance period.

Compensation Process. The Committee reviews the benchmarking and performance evaluations prepared by Management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers our quantitative performance results; the overall need of the Company to attract, retain and motivate the executive team and the total cost of compensation programs.
In addition to the above, the Committee, at least annually, reviews executive compensation and benefits of the NEOs through the use of tally sheets. Each tally sheet identifies anticipated dollar amounts for individual components of executive compensation, including base salary, annual incentives, long-term incentives, equity awards, deferred compensation, benefits, perquisites and potential change in control and severance payments and accumulation of wealth over time from prior awards and stock sales and stock price performance. Each year's decisions for setting compensation targets for each annual and three-year incentive compensation measuring period are based on the Committee's evaluation of our business needs, goals and environment for that year, as well as the Company's stock price performance and return to shareholders.
Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for NEOs and approves recommendations regarding salaries, bonuses, and compensation plans and policies, and other incentive programs.
The CEO, at least annually, reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Committee). The conclusions reached and recommendations made by the CEO, including any salary adjustments and annual award amounts, are presented to the Committee. The Committee independently reviews and often modifies or makes adjustments to or on awards to each of the NEOs.

As noted above, the Committee directly evaluated the performance of the CEO. The Committee's review of the CEO is conducted at least annually with full Board participation (excluding the CEO). The Committee ultimately must approve all compensation decisions for all executives, including the CEO.

Determining the CEO's Compensation. For Fiscal 2016, the Committee set CEO Mr. Happe's total compensation package at the time he was hired and as stated in the previous Employment Agreement section. The Committee also meets in executive session as necessary to adjust the CEO's base pay, target annual and long-term incentive compensation and stock-based compensation. These determinations are based upon:

•	an evaluation of total compensation made to chief executive officers by certain issuers in the Company's Proxy Industry Group;

•	an evaluation of the CEO's performance for the fiscal year and previous three fiscal years conducted by the Committee;

•	an evaluation of the proposed total compensation of the CEO in comparison to other NEOs;

•	a comparison of the differential of total compensation made to chief executive officers in certain issuers in the Company's Proxy Industry Group; and

•	economic conditions, Company financial performance, shareholder return, financial condition and Company strategic goals.

Determining Compensation for other NEOs. The Committee approves the annual compensation (including salary, target annual and long-term incentive compensation and stock-based compensation) for our NEOs (excluding the CEO), based upon:

•	the executive's scope of responsibilities;

•	a market competitive assessment of similar roles at certain issuers in the Proxy Industry Group;

•	internal comparisons to the compensation of other NEOs, including the CEO;

•
evaluations of performance for the fiscal year, as submitted by the CEO, and supported by performance evaluation documents, which may include feedback from the executive's peers, direct reports and other employees within the executive's division;

•	the CEO's recommendations for each other NEO's base pay, incentive compensation and stock-based compensation amounts; and

•	economic conditions, Company financial performance, financial condition, shareholder return and Company strategic goals.
Timing of Compensation Decisions and Awards. The Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process and ample deliberation. Incentive compensation awards are made after the close of the fiscal year. The following is a discussion of the timing of certain compensation decisions for Fiscal 2016 at the Company:

•	Fiscal 2016 annual and long-term incentive plans were approved at the June 2015 Committee meeting;

•	the NEOs' base salaries for Fiscal 2016 were reviewed beginning at the October 2015 Committee meeting and throughout Fiscal 2016.

•	the financial metrics for potential Fiscal 2016 annual and long-term incentive awards were established at the October 2015 Committee meeting;

•	the final determinations of annual and long-term achievement for awards payable for Fiscal 2016 and Fiscal 2014-2016, respectively, were made at the October 2016 Committee meeting.
Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision.
Risk Assessment of Compensation Decisions. In formulating and evaluating material elements of compensation available to our employees, including the NEOs, both the Board and the Committee take into consideration whether any such programs may encourage excessive risk taking behavior. As part of these considerations and consistent with its compensation philosophy, the Committee seeks to formulate annual and long-term incentive compensation programs without encouraging excessive risk taking as an integral part of the applicable plan design. The Committee believes that the annual and long-term incentive programs as outlined below minimize risks that the NEO's short-term interests may not align with longer-term interests of shareholders, in that:

•	significant elements of the compensation rewards under our annual and long-term incentive compensation plans include stock-based compensation with required retention periods;

•	the financial metrics utilized under each of these plans are widely utilized measurements of shareholder value not subject to management discretion;

•	excessive compensation payment opportunities are avoided by the establishment of maximum levels of incentive payment opportunities; and

•	no changes to annual or long-term incentive program financial metrics have been made after the Committee initially establishes such metrics.

Beginning with Fiscal 2012 incentive compensation programs, the Committee has included “clawback” provisions for each of the annual and long-term incentive programs which, in part, provide for the recoupment of incentive compensation payouts in the event that payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. See “Annual Incentive Plan” and “Long-Term Incentives” below. In addition, the Committee will amend its clawback policy as appropriate to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Based upon the above considerations, the Board determined that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage excessive risk-taking behavior.

Accounting and Tax Effects. The Committee considers both the financial reporting and the tax treatment of compensation elements in its decision-making process. The Committee seeks a balance among the Company's best interests, fair treatment of the NEOs, minimizing taxation of the compensation offered to the NEOs, and striving for deductibility by the Company.
The Committee reviews the Accounting Standards Codification (ASC) 718 to determine the expense of each stock-based compensation grant made and its impact on our earnings per share. As a result, the Committee has limited grants of stock options and directed the use of more restricted stock grants and increased cash compensation for executives, including our NEOs, in part because of the more direct valuation and expensing of those awards. The Committee did approve a 10,000 share grant to Mr. Happe upon his joining the Company. This grant was part of his employment package to recruit him from another company.
From a tax perspective, IRC Section 409A made the taxation of certain grants more costly to the executives with no offsetting benefit to the Company. In response, the Committee froze its Executive Share Option Program in 2004 and all grants not vested before 2005 were terminated as permitted under the transition rule in the regulations under IRC Section 409A. The Committee established the Executive Deferred Compensation Plan, discussed below, to deliver that same element of the executives' competitive pay packages on a more cost-effective basis for the Company because the benefit is now provided with less tax exposure to the executive under IRC Section 409A. In addition, the Committee designed change of control agreements for executives, including the NEOs, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under IRC Section 280G and further amended such agreements in Fiscal 2009 in order to comply with IRC Section 409A.
The Committee also is aware that IRC Section 162(m) limits deductions for compensation paid in excess of $1 million. IRC Section 162(m) generally exempts qualifying performance based compensation from the deduction limit if certain conditions are met. Among other requirements, compensation in excess of $1 million must be granted pursuant to performance based goals that are approved by shareholders every five years. In response, the Committee seeks to design much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if those elements are deemed by it to be in the Company's best interests.

Compensation Design and Elements. In Fiscal 2016, the principal design components of compensation for each NEO were:

•	base salary;

•	annual incentive awards; and

•	long-term incentives.
Additional elements of the total compensation package for NEOs include executive benefits, perquisites and change of control agreements, as described below. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-

based and valued by our executives. In Fiscal 2016, we made no material deviations from previously disclosed or projected payments or practices under these programs.

The following table shows the allocation of each NEO's base salary (at the beginning of Fiscal 2016) and annual and long-term incentive compensation opportunities between fixed and performance-based compensation (at actual performance).

Name	Fixed Compensation	Fixed Compensation	Performance-Based Compensation
Michael J. Happe (1)	$550,000	62%	38%
Sarah N. Nielsen	335,000	55%	45%
S. Scott Degnan	305,000	54%	46%
Scott C. Folkers	278,999	55%	45%
Daryl W. Krieger	256,001	54%	46%

(1)	Mr. Happe's fixed compensation is shown on an annual basis. He began employment in January 2016.
The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, we believe that a smaller portion of potential total executive compensation should be attributed to base salary because it is a fixed component of total compensation. As a result, we have generally emphasized conservative base salary payments to NEOs, relative to our peer issuers in the Proxy Industry Group. We alternatively provide the potential for a greater incentive compensation component of total executive compensation, which is based predominately on the performance factors described below. The Committee seeks to overweight incentive compensation that rewards achievement of performance goals that the Committee believes will help the Company, increase the Company's stock price, and improve return to shareholders over time.
Base Salary. The base salary program was designed to compensate NEOs for specific skills and competencies required to perform their respective roles and to provide executive leadership. We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities. The base salaries of our executives are also determined by considering such factors as:

•	experience of the executive;

•	time in position;

•	individual performance;

•	level of responsibility for the executive;

•	economic conditions, Company financial performance, financial condition and Company strategic goals; and

•	data from Willis Towers Watson 2015 Compensation Analysis.
In general, base salary determinations are considered each year as part of the Committee's performance review process as well as upon a promotion or other change in job responsibility. Base salary is also used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below. In Fiscal 2016, base salaries were reviewed by the Committee periodically throughout the year.

In August, 2015, as a result of the performance review process, consideration of the above referenced factors, and with input made by the CEO, the Committee recommended and approved adjustments to the base annual salary of Ms. Nielsen from $287,370 to $335,000; for Mr. Degnan from $295,611 to $305,000; for Mr. Folkers from $253,380 to $279,000 and for Mr. Krieger from $247,200 to $256,000. All of these adjustments to base annual salary were made effective September 1, 2015. The Committee set the base pay for interim CEO Mr. Olson at $492,385 pursuant to his employment agreement described above. Additionally, the Committee set the base pay for CEO Mr. Happe when he was hired on January 18, 2016 at $550,000 pursuant to his employment agreement described above. Lastly, Mr. Degnan's base pay was changed on July 5, 2016 to $335,000 when he was appointed to Vice President / General Manager Towables. No other adjustments were made to the base annual salaries of the CEO, CFO, or any other NEOs during Fiscal 2016.

Annual Incentive Plan
Officers Incentive Compensation Plan Fiscal Period 2016. Our NEOs are eligible for annual incentive awards under our Officers Incentive Compensation Plan Fiscal Period 2016 (the “Officers Incentive Compensation Plan”). The Officers Incentive Compensation Plan is designed to promote our growth and profitability by providing our executives with an incentive to achieve identified short-term corporate profit objectives and to attract and retain such executives who will contribute to the achievement of our growth and profitability.
The Officers Incentive Compensation Plan is a program established to provide for annual measurements of financial performance, with a corresponding opportunity for annual incentive payments based upon financial results measured against performance objectives set by the Committee. The amount of the participants' incentive compensation for the fiscal year is calculated under the Officers Incentive Compensation Plan to be in direct proportion to our financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Committee.
Net income and return on invested capital, or ROIC, were chosen by the Committee as the key financial performance measurements under the Officers Incentive Compensation Plan for Fiscal 2016. The Committee selected net income as a key financial performance metric because:

•	net income is a definitive "bottom line" indicator of the Company's performance;

•	net income is a key performance metric clearly understood by our employees and our shareholders;

•	net income is a solid historic measurement of the Company's performance; and

•	net income is a good indicator of the rate at which the Company has grown profits.

Additionally, the Committee selected ROIC as the other key financial performance metric because:

•	ROIC is a critical indicator of how effectively a company uses its capital invested in its operations; and

•	ROIC is an important measurement for judging how much value the Company is creating.
The formula for calculating ROIC for Fiscal 2016 is reported net income divided by the quarterly average of Fiscal 2016 invested capital (total assets, less cash and non-interest bearing current liabilities). Additionally, the Committee determined that while ROIC is an important metric used to determine financial performance, no bonus would be payable under the ROIC portion of the Officers Incentive Compensation Plan unless a bonus is earned and is payable under the net income metric.

At its October 2015 meeting, the Committee approved the Fiscal 2016 financial performance metrics under the Officers Incentive Compensation Plan as illustrated in the table below:

Financial Performance Metrics	Threshold	Target	Maximum
Net Income (1)	$36,429,040	$45,536,300	$54,643,560
ROIC (2)	17.2%	21.5%	25.8%

(1)
The net income target for Fiscal 2016 was established at $45.5 million, based upon the 2016 Fiscal Management Plan, approximately 10% over Fiscal 2015 net income of $41.2 million. The maximum net income goal was set at $54.6 million, which represents 120% of the target net income and approximately 32.6% over Fiscal 2015 net income. The threshold net income was set at $36.4 million, which represents 80% of the target net income.

(2)
The ROIC target for Fiscal 2016 was established at 21.5% based on the 2016 Fiscal Management Plan. The maximum ROIC goal was set at 25.8%, which represents 120% of the ROIC target. The threshold ROIC was set at 17.2%, which represents 80% of the ROIC target.

The table below illustrates the bonus opportunity, expressed as a percentage of base salary, for the Officer Incentive Compensation Plan upon achievement of each of the financial performance metrics at threshold, target and maximum:

	Bonus Oppor- tunity (2)	Net Income Financial Factors(3)			ROIC Financial Factors(3)			Total Financial Factors
Officer (1)		Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
CEO and President	100%	12.25%	75%	150%	4%	25%	50%	16.25%	100%	200%
Other NEOs	60%	12.25%	75%	150%	4%	25%	50%	16.25%	100%	200%

(1)
A participant must be an employee at the end of the fiscal year to be eligible for the incentive except in connection with a Change in Control or as waived by the Committee for retirement, disability, or death.

(2)
The bonus opportunity is calculated by multiplying the above percentages against the total base salary of the NEO earned in the fiscal year. As illustrated above, if the target net income and ROIC financial performance metrics are achieved, the total financial factor of 100% would be used and the entire bonus opportunity would be earned (e.g. 100% of base salary of the CEO and President). Any incentives earned under the Officers Incentive Compensation Plan are to be paid out in a mix of 2/3 cash and 1/3 restricted stock. The annual restricted stock grant portion is awarded as soon as practical after the final fiscal year-end compensation accounting is completed and upon approval by the Committee, subject to a one-year holding period.

(3)
In calculating the financial performance metrics for incentive eligibility under the Officers Incentive Compensation Plan, the financial performance metrics in Fiscal 2016 were weighted 75% to net income and 25% to ROIC at the maximum incentive potential. The Committee has placed more weight on net income growth due to its belief that net income is an important measurement as to overall Company profitability and return for shareholders.

As provided by the Officers Incentive Compensation Plan, the Committee has the discretion and authority to make any and all determinations necessary or advisable for administration of the Officers Incentive Compensation Plan. Under the Officers Incentive Compensation Plan, in addition to the financial metrics, the Committee, at its October 2015 meeting, established specific strategic goals and priorities from among the following factors:

•	Revenue Growth

•	Market Share

•	Product Quality

•	Product Introductions

•	Planning

•	Customer Satisfaction

•	Inventory Management

•	Technical Innovation

•	Ethical Businesses Practices

•	Business Diversity Initiatives
The Committee has the ability to modify the Total Financial Factors in determining the incentive compensation by plus or minus 20% as determined by an evaluation of the achievement or lack thereof of the pre-determined strategic organizational goals and priorities. For the purposes of the Officers Incentive Compensation Plan for Fiscal 2016, the Committee in October 2015 elected to use the following three strategic factors in determining the strategic modifier incentive to be applied to the Financial Factors:

•	improvement in product quality measured by warranty claims

•	inventory management targets measured by actual inventory balances and

•	customer satisfaction targets measured by customer survey.

The Committee viewed these strategic factors as the most critical elements, in addition to the financial metrics used under the plan, to measure the success of the Company. In October 2016, based upon the achievement of these factors, the Committee determined to modify amounts payable pursuant to net income and ROIC factors by a positive 4.0%.

The table below reflects the amount paid to NEOs eligible under the Officers Incentive Compensation Plan.

Name	Bonus Opportunity	Net Income Incentive (1)	ROIC Incentive (2)	Strategic Modifier Incentive (3)	Total Incentive	Amount Paid in Cash (4)	Value Paid in Restricted Stock (4)(5)
Michael J. Happe (6)	$338,461	$253,845	$71,077	$12,997	$337,920	225,280	112,640
Sarah N. Nielsen	201,000	150,749	42,210	7,718	200,678	133,786	66,892
S. Scott Degnan	185,768	139,325	39,011	7,133	185,471	123,647	61,824
Scott C. Folkers	167,399	125,548	35,154	6,428	167,131	111,421	55,710
Daryl W. Krieger	153,601	115,200	32,256	5,898	153,355	102,237	51,118

(1)	A financial factor of 75.0% of the bonus opportunity was approved under the Officers Incentive Compensation Plan based on Fiscal 2016 net income performance of $45.5 million.

(2)	ROIC incentive was 21.0% of the bonus opportunity for Fiscal 2016 as actual ROIC was 20.7%.

(3)	Company strategic modifier award established at a positive 4.0% of Fiscal 2016 net income and ROIC incentive.

(4)
The total award under the Plan was certified by the Committee on October 11, 2016, the 2/3 cash component was paid on October 14, 2016, and the 1/3 restricted stock component was determined based upon the closing price of the stock on October 11, 2016, all as presented above.

(5)	For Fiscal 2017 the Annual Incentive Plan will be paid entirely in cash. It is currently paid 2/3 cash and 1/3 restricted stock.

(6)	Mr. Happe became an officer for the Company in January 2016; the compensation shown is based on his length of employment.
Beginning with Fiscal 2012, the Committee approved a recoupment or "clawback" provision. In part, the clawback provision in the Officers Incentive Compensation Plan provides for the recoupment of incentive compensation paid in the event the Committee reasonably determines that the performance certified by the Committee, and any payment made to a participant with respect to the Officers Incentive Compensation Plan, including the NEOs, was based on the achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, the participant, including the NEOs, will be obligated to repay to the Company such amounts as required under any rules or regulations adopted by the SEC under Section 10D(b)(2) of the Exchange Act, any rules or standards adopted by a national securities exchange on which the Company's equity securities are listed, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and as otherwise may be required under applicable law or Company policy, in each case as determined by the Committee.
Long-Term Incentives. We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between Management objectives and shareholder long-term interests. Our long-term incentives include the Officers Long-Term Incentive Plan (the "Long-Term Incentive Plan") described below, together with long-term incentives provided through grants of stock options and restricted stock.
Officers Long-Term Incentive Plan. Our NEOs are eligible for incentive awards under the Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Each year, the Committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of restricted shares of the Company's Common Stock in order to encourage stock ownership and promote the Company's long term growth and profitability. Under the Long-Term Incentive Plan, the amount of an NEO's incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets for each participant, as approved by the Committee. NEOs may be entitled to earlier vesting of awards under the Long-Term Incentive Plan in the event of a "Change of Control" (as defined in the Long-Term Incentive Plan), or as otherwise specified by the Committee upon retirement, for example. See "Potential Payments upon Termination or

Change of Control - Long-Term Incentive Plan Payments" below.
The awards for achieving results under these overlapping but separate Long-Term Incentive Plans may vary by each three-year period and by NEO. In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the Committee. The Committee has established financial measurements and awards for each specific three-year plan (as defined below). The Committee selected the metric of ROE to be utilized for each of the Long-Term Incentive Plans reflected below. The Committee believes that the metric of ROE, which is an additional financial metric separate from the net income and ROIC metrics utilized under the Officers Incentive Compensation Plan, provides for a more complete measurement of the NEOs effectiveness and the value created for shareholders on a long-term basis. In addition, the Committee determined that awards, if any, under the Long-

Term Incentive Plans would be made solely in restricted stock subject to a one-year holding period, in order to encourage stock ownership and promote our long-term growth and profitability and mitigate risk. The value of the stock awards are taxable to the NEO upon grant and deductible by the Company for the tax purposes at that time.
The formula used to determine ROE for the Long-Term Incentive Plans is the average of annual stockholders equity for the three year time-frame as defined by the respective plans divided by the corresponding three year cumulative net income. The Long-Term Incentive Plans provide for a bonus of 25% of the annualized base salary at the beginning of the performance period to be awarded in restricted stock if the target ROE is achieved. Beginning with the Fiscal 2016-2018 plan the target changed to 100% of the annualized base for the CEO and 50% other NEOs. The annualized salary figure utilized for measurement is the salary in place for each participant as defined in the respective plan.

The table below reflects the key parameters of each three-year Long-Term Incentive Plan as approved by the Committee:

Long-Term Incentive Plans	Date Approved	Bonus Percentage			ROE (3 year cumulative)			Actual ROE
		Threshold	Target	Maximum	Threshold	Target	Maximum
Fiscal 2014-2016 (the "2014-2016 Plan")	6/18/13	10%	100%	150%	16.0%	20.0%	26.0%	20.6%
Fiscal 2015-2017 (the "2015-2017 Plan")	6/17/14	10%	100%	150%	16.3%	20.4%	26.0%	(1)
Fiscal 2016-2018 (the "2016-2018 Plan")	6/16/15	10%	100%	150%	12.7%	15.9%	19.1%	(2)

(1)
Estimated future payouts of plan-based awards under the 2014-2016 Plan were reported in the Company's 2014 proxy statement in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure".

(2)
Estimated future payouts of plan-based awards under the 2016-2018 Plan are reported in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure" below. At its October 2015 meeting, the Committee approved the threshold, target and maximum ROE percentages under the 2016-2018 Plan which is illustrated above. The ROE target was based upon the 2016 Fiscal Management Plan along with projected performance in Fiscal 2017 and 2018. The threshold ROE was set at 12.7%, which represents 80% of the ROE target. The maximum ROE goal was set at 19.1% representing 120% of target.

Actual ROE for the 2014-2016 Plan was 20.6%, thus 105.0% of the bonus opportunity was achieved. The table below reflects the amount paid to eligible NEOs under the 2014-2016 Plan.

Name	Target Opportunity (1)(2)	Value of 2014-2016 Plan Award (3)
Sarah N. Nielsen	$69,750	$73,238
S. Scott Degnan	71,750	75,338
Scott C. Folkers	61,500	64,575
Daryl W. Krieger	60,000	63,000

(1)
The Long-Term Incentive Plan target for 2014-2016 provides for a bonus (Target) of 25% of the annualized base salary to be awarded in restricted stock if the Target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participant as of September 2013.

(2)	Effective with the 2017-2019 Long Term Incentive Plan, the target opportunity will be 50% of the base salary (100% of base for CEO) converted to performance shares at beginning of performance period.

(3)	Shares of common stock subject to a one-year holding period was awarded on October 11, 2016 based on the value as presented above and a closing price of $27.89 per share.
2014 Omnibus Equity, Performance Award and Incentive Compensation Plan (the "2014 Plan"). The 2014 Plan was approved by the Board and ratified by shareholders at the 2013 Annual Meeting. The 2014 Plan replaced the 2004 Plan after its ten-year expiration. The 2014 Plan, like the 2004 Plan, was adopted to reward key employees and Non-Employee Directors by providing for certain cash benefits and additional means for those individuals to acquire Common Stock of the Company. The objective of the 2014 Plan is to further the Company's interests and those of our shareholders by providing incentives to key employees and Non-Employee Directors who contribute materially to our success and profitability. Additionally, we believe that the 2014 Plan serves to attract and retain certain key employees and Non-Employee Directors.
The 2014 Plan provides that employees and Non-Employee Directors may receive certain “Stock Awards,” “Performance Awards” and “Stock Options,” each as defined under the 2014 Plan. Terms, conditions and limitations applicable to any awards granted under the 2014 Plan are set by the Committee.
Insider Trading and Hedging. With respect to the Company's Insider Trading Policy, the policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information (as defined in the policy) in securities trading. Additionally, pursuant to the Insider Trading Policy, all directors, officers and employees are prohibited at all times from (a) holding any Company securities in a margin account; (b) engaging in any transactions involving puts, calls, or other derivative transactions relating to the Company's securities; and (c) short-selling or pledging securities of the Company.
Use of Stock. We have utilized stock awards to complement stock options and other 2014 Plan awards as a basis for long-term equity incentive compensation. The Committee recognizes that competitive market practices have resulted in an increased use of restricted stock awards as a part of total executive compensation strategy. Our stock awards are intended to retain and motivate officers or employees, including NEOs, to seek to improve long-term stock market performance and to enhance shareholder value by placing a portion of their compensation at risk and directly tied to our stock price performance. The Committee believes that stock grants serve as a critical element of long-term compensation plan design. Stock awards provide for an effective recruitment and retention tool, inspire increased motivation by providing ownership, maintain motivation because of intrinsic value even during periods of stock price fluctuations and further align the interests of Management and the shareholders.
From time to time, we make stock awards to NEOs pursuant to the 2014 Plan subject to a required holding period. The 2014 Plan provides that any Performance Award must have a one-year holding period to effectively motivate executives, including the NEOs, and key personnel participants and to share risk with shareholders.
Restricted Stock Grants. On October 13, 2015, the Committee approved a grant award of shares of the Company's restricted common stock under the 2014 Plan, to the Company's Key Management Group (senior level managers) including the NEOs. The awards were made in acknowledgement of the hard work and dedication put forth by this management group, to inspire increased motivation by providing ownership, further align the interests of management and the shareholders and to continue to serve as a recruitment and retention tool. Also, as previously mentioned, 10,000 shares were granted to Mr. Happe when he joined the Company on January 18, 2016.

The value of the restricted stock is based upon the closing price of the Company's Common Stock on the date of grant. The NEOs received restricted stock grants pursuant to the actions described above in the following amounts:

Name	Shares granted in Fiscal 2016	Value (1)
Michael J. Happe	10,000	$166,700
Sarah N. Nielsen	15,000	297,750
S. Scott Degnan	15,000	297,750
Scott C. Folkers	15,000	297,750
Daryl W. Krieger	15,000	297,750

(1)	Based on the closing price of the Company's common stock on October 13, 2015 of $19.85 and January 19, 2016 of $16.67.
Pursuant to each restricted stock award agreement between the Company and each NEO, the restricted stock grants vest in annual increments of one-third. NEOs are entitled to receive dividends declared on the restricted stock beginning from the time the restricted stock is granted regardless of the vesting schedule of the restricted stock grants. In addition, NEOs may be entitled to earlier vesting upon a "change in control," as defined in the 2014 Plan, or if the award recipient has at least five consecutive years of service with the Company or any subsidiary and his or her employment is terminated due to voluntary retirement at age 60 or older, disability or death. Unvested awards of restricted stock will immediately terminate as a result of a recipient's involuntary termination of employment with the Company or any subsidiary.

Stock Ownership Guidelines. In 1999, the Committee adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special personal circumstances may require an executive officer to depart from the guidelines.

The table below describes the ownership guidelines for the NEOs and the number of shares beneficially owned as of October 10, 2016 (not including exercisable stock options).

Name	Ownership Guidelines- Percentage of Annual Salary(1)	Value of Ownership Guidelines (1)	Actual Shares Beneficially Owned (2)	Value of Shares Beneficially Owned (2)	Percentage of Annual Salary Attained(2)
Michael J. Happe	400%	$2,200,000	10,000	$278,900	51%	(3)
Sarah N. Nielsen	250%	837,500	53,830	1,501,319	448%
S. Scott Degnan	250%	774,035	33,860	944,355	305%
Scott C. Folkers	250%	697,498	33,717	940,367	337%
Daryl W. Krieger	250%	640,003	40,981	1,142,960	446%

(1)	Based upon the annual base salary in effect for each of the NEOs as of August 27, 2016.

(2)	Based upon the closing market price of $27.89 per share, the Company's Common Stock as quoted on the NYSE on October 10, 2016.

(3)	Mr. Happe became an officer for the Company in January 2016. The guidelines provide for a five year period in which to attain the guideline level of stock ownership.
Stock Options. Stock option grants are intended to retain and motivate NEOs to seek to improve long-term stock market performance and enhance shareholder value by placing a portion of an NEOs compensation at risk and directly tied to stock price appreciation. Mr. Happe was granted an option to purchase 10,000 shares of common stock at an exercise price of $16.67 per share in his employment contract. The option can be exercised over ten years and vests over three years in equal installments. No other stock options were granted to NEOs in Fiscal 2016.
Under the 2014 Plan, incentive and non-qualified stock options may be granted at any time for new hires, promotions or other compensation-based reasons as determined by the Committee. Options are exercisable at such time or times and in such amount or amounts as determined by the Committee, generally vesting over a three-year period in one-third increments per year, with the term of stock options extending no more than ten years after the grant date.
In addition, NEOs may be entitled to earlier vesting of stock option awards under the 2014 Plan in the event of a “change in control” (as defined in the 2014 Plan), disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2014 Incentive Compensation Plan Payments” below. Additional vesting rules apply to incentive stock options and non-qualified options under the 2014 Plan pursuant to individual option award agreements entered into between each stock option grantee and the Company on the date of the stock option grant.

Benefits. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance coverage. In addition, employees, including the NEOs, may qualify for company subsidized retiree health care benefits (if hired before April 2001). Employees hired on or after April 1, 2001 and prior to April 1, 2009, while eligible to participate in our retiree health care program at “group rates,” are not eligible for any Company subsidy. Employees hired on or after April 1, 2009 are not eligible to participate in our retiree health care programs as these programs are closed to all employees hired thereafter. Effective December 31, 2015 the Company eliminated the over 65 retiree health care plan. Under our Long-Term Disability

Plan, salaried employees are eligible for a monthly benefit based upon 60% of pre-disability earnings, up to a maximum monthly benefit of $10,000.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide retirement payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan. We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation. The Board may, at its discretion, also provide for a Company matching contribution each calendar quarter at a rate set by the Committee and approved by the Board each year. At the start of Fiscal 2015, the Company made matching contributions equal to $0.30 per $1.00 employee contribution, up to 6% of the base compensation deferred by employees (subject to IRS limits and non‑discrimination testing). On January 1, 2016 this amount was increased to $.35 per $1.00 employee contribution. Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the IRC prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan). In 2006, the Board adopted the Winnebago Industries, Inc. Executive Deferred Compensation Plan (as amended and restated, the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits executive officers, including the NEOs, to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. The Executive Deferred Compensation Plan was amended and restated effective in 2011 to clarify administrative procedures and further substantiate compliance under IRC 409A.
Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The Committee may, from time to time and in its sole and absolute discretion, select the available investments in which a participant's deferred benefit account may be deemed invested (“Available Investments”).
Each participant may designate the Available Investments in which his or her deferred benefit account will be deemed invested, and the percentage of his or her deferred benefit account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her deferred benefit account.
A participant in the Executive Deferred Compensation Plan will, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her deferred benefit account as of the determination date coinciding with such event:

•	date certain (which must be selected by the participant in his or her participation agreement and which cannot be changed except as otherwise provided in the Executive Deferred Compensation Plan);

•	separation from service;

•	disability;

•	death; or

•	change in control.
Under the Executive Deferred Compensation Plan, we are required to pay to the participant (or the participant's beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the participation agreement filed by the participant with the administrator of the Executive Deferred Compensation Plan):

•	a lump-sum payment; or

•
a monthly payment of a fixed amount which shall amortize the participant's Deferred Benefit in equal monthly payments of principal and interest over a period from 2 to 120 months (as selected by the participant on his or her participation agreement); in the event of death, disability or change in control, we are required to pay to the participant (or the participant's beneficiary) the total value of his or her Deferred Benefit in a lump-sum payment.

In the absence of a participant's election as to the form of the payout, a participant's Deferred Benefit account will be paid over a 120-month period.
The Executive Deferred Compensation Plan was established to provide a replacement to several of the executive non-qualified deferred compensation programs that, as described above, were previously frozen. The Committee believed that it was important to provide a current program that would permit executives to defer a portion of their compensation on a voluntary basis to supplement future retirement income due to contribution limitations on our qualified 401(k) Plan.
Perquisites. We provide NEOs with limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. We avoid most of the perquisites provided to executives at many other companies. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
Executive Physical. In an effort to encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
Motor Home Use. Our executives, including NEOs, have the opportunity to utilize our motor homes on a periodic and temporary basis. We encourage the executive to have a first hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.
Company Aircraft. Our aircraft is intended to be used only in the conduct of official company business. When our aircraft makes flights in the conduct of company business, NEOs while not on official company business as well as other passengers who are not company employees may occupy seats only when approved by the CEO. Occasionally, spouses or guests of NEOs may accompany the executive on a flight or may occupy an available seat on the aircraft. As appropriate, imputed cost of aircraft use is treated as compensation and reported according to IRS regulations. In Fiscal 2016, none of the NEOs utilized our aircraft for personal use.
Other Matters

Impact of Prior Compensation and Consideration of Company's Fiscal 2015 “Say-on-Pay” Vote. In general, prior compensation did not serve to increase or decrease Fiscal 2016 compensation amounts paid to NEOs. The Committee considers NEO compensation on a yearly basis and a three (3) year period under the Officers Long Term Incentive Plan. The Committee's primary focus is on achieving the Company's compensation philosophy and objectives described above.
The Committee considers the results of the annual shareholder advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company's executive compensation program. As a result of last year's advisory “say on pay” vote, which saw a substantial majority (approximately 95%) of the Company's shareholders who cast votes to approve the compensation program described in last year's proxy statement, the Committee did not make any material changes to the amounts and types of executive compensation for Fiscal 2016 other than as described above in connection with Mr. Happe's employment agreement.
Severance Payments. The compensation package of each NEO also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances involving significant reduction of duties or in working conditions. We have entered into change of control agreements with each of the NEOs and certain other executive officers (collectively, “Executive Change of Control Agreements”).
The Executive Change of Control Agreements generally provide that, in the event of a termination of the executive's employment (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive) within three years of a change of control, such executive will receive a cash payment and certain other benefits.
The Committee believes these agreements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives' interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change of Control-Executive Change of Control Agreements” below for additional detail.
We have not provided any executives with additional agreements regarding severance with the exception of the Executive Change of Control Agreements and vesting of previously granted awards and the CEO Employment Agreement referenced above.
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Winnebago Industries Human Resources Committee Report on Compensation Discussion and Analysis shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report
The Human Resources Committee (the “Committee”) discharges the Board's responsibilities relating to compensation of the Company's executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report on Compensation Discussion and Analysis portions of the Proxy Statement, as described in the Committee's Charter.

The Compensation Discussion and Analysis has been prepared by Management. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.

The Human Resources Committee of Winnebago Industries, Inc.'s Board of Directors:

•	has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement and the 2016 Form 10-K with Management; and

•
based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2016 Form 10-K.

Human Resources Committee:
William C. Fisher, Chair
Robert M. Chiusano
Martha (Marti) Tomson Rodamaker
Lawrence A. Erickson

Human Resources Committee Interlocks and Insider Participation. The current members of the Human Resources Committee of the Board of Directors, Ms. Rodamaker and Messrs. Chiusano, and Fisher, were not at any time during Fiscal 2016 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. Mr. Erickson stepped off the Committee while he served as Interim CEO. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Human Resources Committee during Fiscal 2016.

Compensation Tables and Narrative Disclosure

SUMMARY COMPENSATION TABLE
The following tables set forth compensation information for our NEOs for services rendered in all capacities to Winnebago Industries and its subsidiaries in Fiscal Years 2016, 2015, and 2014, except that Mr. Folkers' and Mr. Krieger's 2014 compensation information is not included as they were not among the NEOs included in the Summary Compensation Table of our proxy statements for those years. As previously discussed, Mr. Happe joined the Company in January 2016, thus the table below reflects his Fiscal 2016 compensation for a partial year. Refer to the “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our NEOs and for information relating to executive management changes relating to certain of the NEOs during Fiscal 2016. None of the NEOs received above market non-qualified deferred compensation earnings (as defined by the SEC) in Fiscal 2014 through 2016.

Name	Year	Salary	Stock Awards (1)	Incentive Plan Compensation(2)	All Other Compensation	Total
Michael Happe	2016	$338,461	$279,340	$225,280	$332,218	$1,175,299
President, CEO
Robert J. Olson	2016	35,982	—	—	—	35,982
Interim CEO	2015	32,194	—	—	—	32,194
Lawrence A. Erickson(3)	2016	—	—	—	—	—
Interim CEO
Sarah N. Nielsen	2016	335,000	434,178	133,786	14,783	917,747
Vice President, CFO	2015	287,370	231,677	59,074	8,660	586,781
	2014	279,000	226,410	197,065	4,489	706,964
S. Scott Degnan	2016	309,614	431,422	123,647	16,288	880,971
Vice President/General Manager,	2015	295,611	237,010	60,769	5,375	598,765
Towables	2014	287,000	166,520	202,716	4,486	660,722
Scott C. Folkers	2016	278,999	414,782	111,421	16,043	821,245
Vice President, General Counsel	2015	253,380	219,378	52,087	8,983	533,828
and Secretary
Daryl W. Krieger	2016	256,001	408,704	102,237	14,718	781,660
Vice President, Manufacturing	2015	247,200	213,680	50,817	7,909	519,606

(1)	The table below illustrates the three categories of stock awards as presented previously:

			Performance-Based Plans
Name	Fiscal Year	Non-Performance- Based Restricted Stock Grant(a)	Annual Incentive Plans(b)	Long-Term Incentive Plans(c)	Total
Michael J. Happe	2016	$166,700	$112,640	$—	$279,340
Sarah N. Nielsen	2016	297,750	66,678	69,750	434,178
	2015	109,650	57,474	64,553	231,677
	2014	109,120	55,800	61,490	226,410
S. Scott Degnan	2016	297,750	61,922	71,750	431,422
	2015	109,650	59,122	68,238	237,010
	2014	109,120	57,400	—	166,520
Scott C. Folkers	2016	297,750	55,532	61,500	414,782
	2015	109,650	50,676	59,052	219,378
Daryl W. Krieger	2016	297,750	50,954	60,000	408,704
	2015	109,650	49,440	54,590	213,680

(a)
These amounts represent non-performance based restricted stock granted pursuant to the 2004 and 2014 Plans computed in accordance with ASC 718. The grant date fair value of each of the non-performance based awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. These amounts represent the fair value of each of the annual performance-based awards required to be paid in stock subject to a one-year holding period under the respective annual Officers Incentive Compensation Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the achievement levels of the performance measures related to the applicable awards for the applicable annual plan. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2016, see "Compensation Discussion and Analysis-Annual Incentive Plan." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2016 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Happe - $225,641; Ms. Nielsen - $134,000; Mr. Degnan - $123,846; Mr. Folkers - $111,600; Mr. Krieger - $102,400.

(c)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. These amounts represent the fair value of each of the performance-based long-term awards required to be paid in stock under the respective Officers Long-Term Incentive Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the achievement level of the performance conditions measured as of the grant date. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2016, see "Compensation Discussion and Analysis-Long-Term Incentives." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2016 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Happe - $0; Ms. Nielsen - $73,238; Mr. Folkers -$64,575 Mr. Krieger - $63,000.

(2)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2014, 2015 and 2016 Officers Incentive Compensation Plans. See “Compensation Discussion and Analysis” for further discussion on how amounts were determined for Fiscal 2016.

(3)	Mr. Erickson was the Interim CEO from September 25, 2015 to January 17, 2016 and received no compensation for such service.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides additional information relating to plan-based awards granted to our NEOs for Fiscal 2016. Actual payouts were made to the NEOs under the 2014 Plan and the 2016 annual Officers Incentive Compensation Plan ("OICP") and the 2016-2018 Long-Term Incentive Plan ("2018 LTIP") as discussed under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

	Plan Name(1)(2)	Grant Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards (#)	All Other Option Awards Under-lying Securities (#)	Grant Date Fair Value of Stock and Option Awards
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Michael J. Happe	2014 Plan	1/18/16							10,000		$16.67
	2014 Plan	1/18/16								10,000	5.31
	2016 OICP	6/16/15	36,608	225,280	451,282	18,304	112,640	225,641
Sarah N. Nielsen	2014 Plan	10/13/15	—	—	—	—	—	—	15,000		19.85
	2016 OICP	6/16/15	21,775	134,000	268,000	10,888	66,678	134,000	—		—
	2018 LTIP	6/16/15	—	—	—	8,375	83,750	125,625	—		—
S. Scott Degnan	2014 Plan	10/13/15	—	—	—	—	—	—	15,000		19.85
	2016 OICP	6/16/15	20,125	123,846	247,691	10,063	61,922	123,846	—		—
	2018 LTIP	6/16/15	—	—	—	7,740	77,404	116,105	—		—
Scott C. Folkers	2014 Plan	10/13/15	—	—	—	—	—	—	15,000		19.85
	2016 OICP	6/16/15	18,135	111,600	223,200	9,068	55,532	111,600	—		—
	2018 LTIP	6/16/15	—	—	—	6,975	69,750	104,625	—		—
Daryl W. Krieger	2014 Plan	10/13/15	—	—	—	—	—	—	15,000		19.85
	2016 OICP	6/16/15	16,640	102,400	204,800	8,320	50,954	102,400	—		—
	2018 LTIP	6/16/15	—	—	—	6,400	64,000	96,000	—		—

(1)
2016 OICP targets annual performance against goals established by the Committee. Awards under the 2016 OICP are payable in 2/3 cash and 1/3 restricted stock. The applicable Threshold, Target and Maximum amounts presented above represent such cash and dollar value, respectively, of stock subject to a one-year holding period for the 2016 OICP. Under the 2016 OICP, the financial factors used in determining amounts payable may be modified by the Committee by plus or minus 20% based upon achievement of pre-determined strategic priorities. In October 2016 the Committee approved a 4.0% upward adjustment based on the achievement of certain objectives described under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

(2)
2018 LTIP refers to our Officers Long-Term Incentive Plan Fiscal Three-Year Period 2016-2018. For each of the NEOs, the Threshold, Target and Maximum amounts under the 2018 LTIP represent potential restricted stock payments that are measured over a three-year performance period from August 30, 2015 through August 25, 2018. See “Compensation Discussion and Analysis-Long-Term Incentive Plans Fiscal 2014-2016” for information regarding the terms of the stock awards subject to a one-year holding period, the description of the performance-based vesting conditions and the criteria for determining the amounts payable.

(3)	The Human Resource Committee approved the 2016 OICP and 2018 LTIP plans on June 16, 2015, effective as of August 30, 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement except for Mr. Happe as previously discussed. However, all

NEOs have an Executive Change of Control Agreement that provides the executive with three-year severance benefits in the event he or she ceases to be employed by the Company within three years of a “Change of Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section

“Potential Payments upon Termination or Change of Control” below.
Base Salary
In general, the Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the “Compensation Discussion and Analysis-Base Salary” above.
Stock Awards
Grants of restricted stock and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary Compensation Table, begin vesting annually in increments of one-third beginning one year from the date of grant for restricted stock grants. Restricted Stock grants and stock option awards are subject to earlier vesting in the event of a Change of Control or termination of employment, as set forth in the section “Potential Payment upon Termination or Change of Control” below.

Annual Incentive Plan
In addition to base salary, each NEO is eligible to receive, subject to certain financial performance metrics, a target annual incentive cash and stock subject to a one-year holding period award equal to a percentage of his or her annual base salary, which is discussed in the “Compensation Discussion and Analysis-Annual Incentive Plan” above.
Long-Term Incentive Plans
This element of compensation, including payouts made in Fiscal 2014 and Fiscal 2015, is described in the “Compensation Discussion and Analysis-Long-Term Incentives” above. See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership guidelines, incentive compensation awards, and allocations between short-term and long-term compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 27, 2016:

	Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Michael J. Happe	10,000	$16.67	1/18/26	10,000	$239,100
Sarah N. Nielsen	—	—	—	19,668	470,262
S. Scott Degnan	—	—	—	19,668	470,262
Scott C. Folkers	—	—	—	19,668	470,262
Daryl W. Krieger	—	—	—	19,668	470,262

(1)	Represents Company stock options awarded under the 2014 Plan. Exercise price is the closing stock price on the date of grant.

(2)	Unvested restricted stock awarded to NEOs in Fiscal 2014, Fiscal 2015 and Fiscal 2016 pursuant to the 2014 and 2004 Plans.

(3)
Shares of restricted stock generally vest in one-third increments beginning one year from the date of grant. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.

(4)
Amount is calculated by multiplying the number of restricted shares that have not vested by the closing price of the Company's Common Stock ($23.91) as quoted on the NYSE on August 26, 2016, the last trading day of Fiscal 2016.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides the amounts received before payroll withholding taxes upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sarah N. Nielsen	—	—	11,600	229,730
S. Scott Degnan	—	—	11,877	235,229
Daryl W. Krieger	—	—	10,756	212,977
Scott C. Folkers	—	—	11,074	219,289

(1)
Valued at the closing market price of the Company's Common Stock of $19.91, $19.85, $19.28, and $20.03 as quoted on the NYSE on the vesting dates of October 10, 2015, October 13, 2015, October 15, 2015, and October 16, 2015, respectively.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table discloses contributions, earnings and balances under non-qualified deferred compensation plans for each NEO.

			FY 2016 Activity
Name	Plan Name	Aggregate Balance at Aug 29, 2015	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at Aug 27, 2016(1)
Sarah N. Nielsen	Executive Deferred Compensation Plan	$27,581	$16,915	$2,671	$—	$47,167
Daryl W. Krieger	Executive Deferred Compensation Plan	43,468	35,609	4,225	—	83,302

(1)	Represents the market price of the financial instruments as of August 27, 2016.

The Executive Deferred Compensation Plan permits NEOs to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan was effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. See “Compensation Discussion and Analysis-Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” for a description of this plan.

Potential Payments upon Termination or Change of Control

Executive Change of Control Agreements

During Fiscal 2001, the Board of Directors approved Executive Change of Control Agreements for certain executive officers and, at later dates, approved agreements for certain other executive officers, including NEOs, not previously a party to an Executive Change of Control Agreement. In December 2008, the Board of Directors approved amendments to the Executive Change of Control Agreements primarily to comply with the enactment of IRC Section 409A, while still preserving material terms of the Company's agreement with each executive (the Executive Change of Control Agreements, as amended, “Agreements”).

The purpose of the Agreements is to reinforce and encourage executives to remain with the Company, to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. The Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control. The executives also receive annual and long-term incentive payments upon a Change in Control event if there is no termination of employment upon Change in Control. This multiple was arrived at by the Committee after an analysis of certain Compensation Peers change of control agreements at the time these agreements were initially developed.

In addition, under the Agreements, if it is determined that any payment or distribution made to the executive would be subject to a federal excise tax, we would pay to the executive an additional payment (a “gross-up benefit”) so that he or she would not be subject to a net reduction in compensation due to the imposition of the excise tax. All Agreements entered into after Fiscal 2012 no longer contain the "gross-up benefit".

Under the Agreements, a “Change of Control” occurs when (i) any person becomes an “acquiring person” (as defined below) or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of our Board of Directors; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of our Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any acquiring person or of any such acquiring person's affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. An "acquiring person" means any person or any individual or group of affiliates or associates of such person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following the date of that person's agreement.

Annual Incentive Plan Payments

In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan), participants are entitled to receive awards within 15 days of the effective date of the Change in Control based upon the Committee's estimate of our financial performance through the end of the fiscal year in which such Change in Control occurs and such payment is not dependent upon termination of employment. A participant must be employed by the Company at the end of the fiscal year to be eligible for annual incentive payments, except for a

Change in Control as described above or as determined by the Committee for normal retirement, disability and death.

Long-Term Incentive Plan Payments

In the event of a “Change in Control” (as defined in each of the Long-Term Incentive Plans) participants are entitled to receive awards within 15 days of the effective date of the Change in Control based on the Committee's estimate of our financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except for a Change in Control as described above or as waived by the Committee.

2004 Incentive Compensation Plan and 2014 Incentive Compensation Plan Payments

Restricted Stock. Pursuant to restricted award agreements entered into by each NEO, unvested awards of restricted stock will immediately vest to NEOs under the following circumstances:

•
if the NEO's termination of employment is due to his or her retirement and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest if the participant is at least 60 years of age;

•
if the NEO's termination of employment is due to his or her disability (as defined in the applicable Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company or any subsidiary, any unvested awards of restricted stock shall immediately vest.

In addition, any restricted shares that are not vested under either the 2004 or 2014 Plan will vest upon a “Change of Control” (as defined in the applicable Plan) of the Company. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any unvested awards held by such grantee will terminate and thereafter, be null and void.

Stock Options

Any options not vested under the 2014 Plan will vest upon a “Change of Control” (as defined in the 2014 Plan) of the Company, pursuant to the terms of the 2014 Plan. In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:

•
if the NEO's termination of employment is due to his or her retirement, and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of three months following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options;

•
if the NEO's termination of employment is due to his or her disability and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of one year following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company, the options shall become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of one year following such termination of employment and shall thereafter, terminate, for both incentive and non-qualified stock options.

In the event that a NEO ceases to be employed by the Company other than because of retirement, disability or death or if retirement, disability or death occurs before the NEO has completed five consecutive years of employment with the Company, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate and the NEO may exercise any options in which he or she is vested at the date of termination of employment for a period of three months following such date of termination of employment.

ESTIMATED CHANGE OF CONTROL OR TERMINATION PAYMENTS AND BENEFITS AT THE END OF FISCAL 2016
The tables below reflect the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 27, 2016, at the executive's compensation and service levels as of that date, and are estimates of the amounts that would be payable to the NEOs in each scenario and do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and amount of the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's Common Stock and the executive's age.
Actual payments relating to the Officers Incentive Compensation Plan Fiscal Period 2016 and the Long-Term Incentive Plan Fiscal 2014-2016 are illustrated in the "Compensation Discussion and Analysis" section above; payments under these plans occurred in October 2016. Additionally, estimates related to the Long-Term Incentive Plan Fiscal 2015-2017 and Long-Term Incentive Plan Fiscal 2016-2018 are illustrated in the following tables.

NAMED EXECUTIVE: MICHAEL J. HAPPE

			Change of Control
Executive Payments and Benefits Upon	Retirement(1) or Voluntary Separation	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$—	$3,025,797	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	337,920	337,920	337,920	(Included Above)	337,920	337,920
Long-Term Incentives:
LTIP(4)	—	—	542,929	542,929	—	—
Restricted Stock:(5)
Accelerated Vesting	—	239,100	239,100	239,100	239,100	239,100
Stock Options:(6)
Accelerated Vesting	—	72,400	72,400	72,400	72,400	72,400
Total Benefits	$337,920	$649,420	$1,192,349	$3,880,226	$649,420	$649,420

(1)	Retirement under the 2014 Plan is defined as attaining age 60 and five or more years of service with the Company.

(2)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(3)	Represents the annual incentive eligibility pursuant to the 2016 Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2014-2016 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2014-2016 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2015-2017 and the 2016-2018 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

(6)	Represents the intrinsic value of stock options based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

NAMED EXECUTIVE: SARAH N. NIELSEN

			Change of Control
Executive Payments and Benefits Upon	Retirement(1) or Voluntary Separation	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$—	$1,845,047	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	200,678	200,678	200,678	(Included Above)	200,678	200,678
Long-Term Incentives:
LTIP(4)	73,238	73,238	278,097	278,097	73,238	73,238
Restricted Stock:(5)
Accelerated Vesting	—	470,262	470,262	470,262	470,262	470,262
Deferred Compensation Plans:
Executive Deferred Compensation Plan(6)	47,167	47,167	47,167	47,167	47,167	47,167
Total Benefits	$321,083	$791,345	$996,204	$2,640,573	$791,345	$791,345

(1)	Retirement under the 2004 and 2014 Plans is defined as attaining age 60 and five or more years of service with the Company.

(2)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(3)	Represents the annual incentive eligibility pursuant to the 2016 Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2014-2016 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2014-2016 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2015-2017 and the 2016-2018 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

(6)	Represents market value balance as of August 27, 2016.

NAMED EXECUTIVE: S. SCOTT DEGNAN

			Change of Control
Executive Payments and Benefits Upon	Retirement(1) or Voluntary Separation	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$—	$1,765,177	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	185,471	185,471	185,471	(Included Above)	185,471	185,471
Long-Term Incentives:
LTIP(4)	75,338	75,338	266,523	266,523	75,338	75,338
Restricted Stock:(5)
Accelerated Vesting	—	470,262	470,262	470,262	470,262	470,262
Total Benefits	$260,809	$731,071	$922,256	$2,501,962	$731,071	$731,071

(1)	Retirement under the 2004 and 2014 Plans is defined as attaining age 60 and five or more years of service with the Company.

(2)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(3)	Represents the annual incentive eligibility pursuant to the 2016 Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2014-2016 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2014-2016 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2015-2017 and the 2016-2018 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

NAMED EXECUTIVE: SCOTT C. FOLKERS

			Change of Control
Executive Payments and Benefits Upon	Retirement(1) or Voluntary Separation	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$—	$1,592,885	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	167,131	167,131	167,131	(Included Above)	167,131	167,131
Long-Term Incentives:
LTIP(4)	64,575	64,575	237,121	237,121	64,575	64,575
Restricted Stock:(5)
Accelerated Vesting	—	470,262	470,262	470,262	470,262	470,262
Total Benefits	$231,706	$701,968	$874,514	$2,300,268	$701,968	$701,968

(1)	Retirement under the 2004 and 2014 Plans is defined as attaining age 60 and five or more years of service with the Company.

(2)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(3)	Represents the annual incentive eligibility pursuant to the 2016 Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2014-2016 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2014-2016 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2015-2017 and the 2016-2018 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

NAMED EXECUTIVE: DARYL W. KRIEGER

			Change of Control
Executive Payments and Benefits Upon	Retirement(1) or Voluntary Separation	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$—	$1,589,056	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	153,355	153,355	153,355	(Included Above)	153,355	153,355
Long-Term Incentives:
LTIP(4)	63,000	63,000	63,000	63,000	63,000	63,000
Restricted Stock:(5)
Accelerated Vesting	—	470,262	470,262	470,262	470,262	470,262
Deferred Compensation Plans:
Executive Deferred Compensation Plan(6)	83,302	83,302	83,302	83,302	83,302	83,302
Total Benefits	$299,657	$769,919	$769,919	$2,205,620	$769,919	$769,919

(1)	Retirement under the 2004 and 2014 Plans is defined as attaining age 60 and five or more years of service with the Company.

(2)
Severance upon a Change of Control equals an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(3)	Represents the annual incentive eligibility pursuant to the 2016 Officers Incentive Compensation Plan.

(4)	Represents the LTIP incentive achieved pursuant to the 2014-2016 Officers Long-Term Incentive Plan.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $23.91 per share on August 26, 2016, the last trading day of Fiscal 2016.

(6)	Represents market value balance as of August 27, 2016.
ITEM 2

PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE "SAY ON PAY" VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Board to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the "Say on Pay" vote. At the 2011 Annual Meeting, the shareholders determined that the Say on Pay vote would be held annually.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in the Proxy Statement is appropriate based upon the performance of the Company.

While the Board of Directors and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE EXECUTIVE COMPENSATION AS OUTLINED IN THE PROXY STATEMENT FOR THE REASONS DISCUSSED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS ITEM, UNLESS A SHAREHOLDER INDICATES OTHERWISE IN VOTING THE PROXY.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee serves as the representative of the Company's Board of Directors for general oversight of the Company's financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws, regulations, and standards of business conduct. A copy of the Audit Committee Charter, as last amended as of December 15, 2015, is available on the Corporate Governance portion of the Investor Relations section of our Web Site at http://www.winnebagoind.com and is available in print free of charge to any shareholder who requests it.
Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company retained Baker Tilly Virchow Krause, LLP

("Baker Tilly") to act as the Company's internal audit function. In this role, Baker Tilly assisted management with completing its assessment of the Company's internal controls over financial reporting by testing and reviewing the Company's internal control processes. Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accountant, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and an assessment of the Company's internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board ("PCAOB").
The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the Fiscal 2016 Form 10-K with Management and the independent accountants. The Audit Committee hereby reports as follows:

•
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 27, 2016 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.'s Management.

•	The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees", as adopted by the PCAOB.

•
The Audit Committee has received the written disclosures from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

•Based on the review and discussion referred to in the bullet points above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.'s Fiscal 2016 Form 10-K, for filing with the SEC.

The Audit Committee:
Mark T. Schroepfer, Chair
David W. Miles
Lawrence A. Erickson
Christopher J. Braun

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual financial statements for fiscal years ended August 27, 2016 and August 29, 2015, and fees billed for other services rendered by Deloitte during those periods.

	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$682,000	$585,000
Audit-Related Fees (2)	171,000	23,000
Tax Fees (3)	6,670	76,371
All Other Fees (4)	—	—
Total	$859,670	$684,371

(1)
Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting and review of our interim financial information and review of other SEC filings.

(2)	Represents fees for professional services provided for the audit of our benefit plan and due diligence services.

(3)	Represents fees for professional services related to tax compliance and tax planning.

(4)	Represents fees for professional services provided to us not otherwise included in the categories above.

The Audit Committee considered whether the provision of tax, benefit plan audit and all other accounting consulting services by Deloitte are compatible with maintaining their independence and concluded that the independence of Deloitte is not compromised by the provision of such services.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Nonaudit Services - The Audit Committee Charter requires the Audit Committee to pre-approve the audit and non-audit fees and services that may be provided by, Deloitte, our independent registered public accountants, to us. The Audit Committee shall consult with Management but shall not delegate these responsibilities, except that pre-approvals of nonaudit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy all of the audit and non-audit fees and services provided by Deloitte for Fiscal 2016 and Fiscal 2015.

ITEM 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 26, 2017.
Deloitte & Touche LLP was appointed by the Audit Committee as our independent registered public accountants for the fiscal year ending August 26, 2017. We are asking our shareholders to ratify the appointment of Deloitte, who has served as our independent registered public accountants for over 25 years. Representatives of the firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to any shareholder questions that may be asked. For a description of the fees for services rendered by Deloitte in Fiscal 2017 and Fiscal 2016, and a description of our policy regarding the approval of independent registered public accountant provision of audit and non-audit services, see “Independent Registered Public Accountants Fees and Services” above.
Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR OUR FISCAL YEAR ENDING AUGUST 26, 2017.

OTHER MATTERS
The Board of Directors does not know of any matter, other than the election of directors, the advisory approval of executive compensation and the ratification of the appointment of independent registered public accountants, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

FISCAL YEAR 2017 SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at our Annual Meeting following Fiscal 2017, scheduled for December 12, 2017 and desires that the proposal be included in our 2017 proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at our principal executive offices no later than June 19, 2017.

Our By-Laws and the Directors Nomination Policy require that in order to nominate persons to our Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company's Common Stock who may also submit nominations in accordance with the procedures in the Director Nomination Policy (included as an Appendix to this Proxy statement) and except in compliance with in our By-Laws.
The By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in our By-Laws. This notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting. As to any proposal that a shareholder intends to present to shareholders without inclusion in our proxy statement for our annual meeting following Fiscal 2017, the proxies named in Management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5% of the Common Stock, to recommend nominees for director are set forth in the Director Nomination Policy, a copy of which is attached hereto as Appendix A and the By-Laws. A copy of our By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President, General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL
The cost of this proxy solicitation will be borne by us. Solicitation will be made primarily through the Internet and the use of the mail, but our officers, directors or regular employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.
A copy of our Annual Report for the fiscal year ended August 27, 2016, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.

A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.
FOR INFORMATION ABOUT US, INCLUDING OUR ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET - http://www.winnebagoind.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.
As of the date of this Proxy Statement, Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

October 19, 2016	/s/ Scott C. Folkers
Scott C. Folkers
Secretary

Appendix A
WINNEBAGO INDUSTRIES, INC.
NOMINATION OF DIRECTORS
The Nominating and Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.
RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third-party search firms and other sources. Under the terms of our By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at our principal executive offices not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5 percent of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in our By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on our books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all of our shareholders in accordance with applicable laws and By-Laws and (b) comply with our Code of Ethics.

2.
5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5 percent of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5 percent of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at our principal executive offices not later than 120 days prior to the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in our By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on our books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in our proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all our shareholders in accordance with applicable laws and our By-Laws and (b) comply with our Code of Ethics.

3.
DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	ability to develop a good working relationship with other Board members and contribute to the Board's working relationship with our senior management; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in our best interests and those of our shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

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4.
INDEPENDENCE. The Committee believes and it is our policy that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)
has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;

(5)
(A) is not a current partner or employee of a firm that is the Company's internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company's internal or external auditor and who personally works on the Company's audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time.

(6)
is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)
is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or 2 percent of such other company's consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)
is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization's total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

(1)
Any payments by the Company to a director's primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

(2)	The aggregate amount of such payments must not exceed 2 percent of the Company's consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director's spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

5.
NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the

2

purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.
CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)a third-party search firm used by or on behalf of the Company; and
(3)any other specified source.

7.
MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company's Web Site in accordance with the Company's Corporate Governance Policy.

9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

September 11, 2008

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Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Three Ways to Appoint Your Proxy to Vote
To appoint your proxy electronically by telephone:
1-866-883-3382
1)   Read the Proxy Statement and have the proxy card below at hand.
2)   Call 1-866-883-3382.
3)   Follow the instructions.
To appoint your proxy electronically via the Internet: www.proxypush.com/wgo
1)  Read the Proxy Statement and have the proxy card below at hand.
2)  Go to website www.proxypush.com/wgo.
3)  Follow the instructions provided on the website.
To appoint your proxy by mail
1)  Read the Proxy Statement.
2)  Check the appropriate boxes on the proxy card below.
3)  Sign and date the proxy card.
4)  Return the proxy card in the envelope provided.
The deadline for voting is 12:00 p.m. (CST) on Monday, December 12, 2016.

Your Vote is Important
Do not return this proxy card if you appoint your proxy to vote by telephone or Internet. Your electronic appointment of a proxy by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, and 4.
1.	Election of Class III director:	01 Michael J. Happe	☐	Vote FOR all nominees	☐	Vote WITHHELD
	Election of Class II director:	02 Robert M. Chiusano		(except as marked)		from all nominees

(Instructions: To withhold authority to vote any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory approval of executive compensation, (the "say on pay" vote).		☐ For ☐ Against ☐ Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as Winnebago Industries, Inc. Independent Registered Public Accountant for our fiscal year 2017.		☐ For ☐ Against ☐ Abstain

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box ☐ Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS Tuesday, December 13, 2016 4:00 p.m. Central Standard Time Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa

WINNEBAGO IND™
NORTH
K-WAY
EXIT #203
FOREST CITY
16 MILES
HIGHWAY #9
MINNEAPOLIS, MN
(2 hours/ 70 MPH)
SECOR AVE.
HIGHWAY #69
DOLLAR GENERAL
GOLDY'S
DOWNTOWN
FOREST CITY
EAST J STREET
CASEY'S GENERAL STORE
CASEY'S GENERAL STORE
SCHNEBLEY'S
INTERSTATE I-35
4TH STREET
HIGHWAY #69
GATE #3
WIT & VISITOR INFORMATION CENTER
GATE #2
LODGE KNIGHTS INN
DES MOINES, IA
(2 hours / 70 MPH)
WINNEBAGO INDUSTRIES
ACTIVITY COMPLEX & RALLY GROUNDS
B14 (CRYSTAL LAKE ROAD) GATE #1
Winnebago Industries
South Office Complex
SID'S
SUPER 8 MOTEL
B-14
AIRPORT

Winnebago Industries, Inc. Forest City, Iowa	proxy
Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting on December 13, 2016.
The undersigned hereby appoints Scott C. Folkers and Michael J. Happe, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa on the 13th day of December, 2016, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

(Continued, and to be signed and dated, on the other side.)